Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GUILD HOLDINGS COMPANY,

GULF MSR HOLDCO, LLC,

and

GULF MSR MERGER SUB CORPORATION

Dated as of June 17, 2025

TABLE OF CONTENTS

Page

Article I THE MERGER	2

Section 1.1	The Merger	2
Section 1.2	Closing	2
Section 1.3	Effective Time	2
Section 1.4	Effects of the Merger	2
Section 1.5	Organizational Documents of the Surviving Corporation	2
Section 1.6	Directors and Officers of the Surviving Corporation	2

Article II CONVERSION AND EXCHANGE OF SHARES	3

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

i

Section 3.25	Information Supplied	28
Section 3.26	Insurance	28
Section 3.27	No Other Representations or Warranties	28

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES	29

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS	33

Section 5.1	Affirmative Covenants	33
Section 5.2	Negative Covenants	33
Section 5.3	Parent Negative Covenants	37

Article VI ADDITIONAL AGREEMENTS	37

Article VII CONDITIONS PRECEDENT	52

Section 7.1	Conditions to Each Party’s Obligations	52

Section 7.2	Conditions to Obligations of the Parent Parties	53
Section 7.3	Conditions to Obligations of the Company	53

Article VIII TERMINATION	54

Section 8.1	Termination	54
Section 8.2	Notice of Termination; Effect of Termination	55
Section 8.3	Termination Fees and Damages Limitation	56

Article IX GENERAL PROVISIONS	58

ANNEX A	Requisite Regulatory Approvals

EXHIBIT A	Form of Certificate of Incorporation of Surviving Corporation

INDEX OF DEFINED TERMS

Term	Location
Acceptable Confidentiality Agreement	Section 9.15
Acquisition Proposal	Section 6.9(k)(i)
Advance Facilities	Section 9.15
affiliate	Section 9.15
Agreement	Preamble
AI Inputs	Section 9.15
AI Technologies	Section 9.15
Alternative Acquisition Agreement	Section 6.9(b)
Annual Report	Section 9.15
Applicable Period	Section 6.9(c)
Applicable Policies	Section 5.2(b)
Applicable Requirements	Section 9.15
Book-Entry Shares	Section 2.2(b)(ii)
Burdensome Condition	Section 6.1(g)
Business Day	Section 9.15
Capitalization Date	Section 3.2(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)(i)
Chosen Courts	Section 9.9(b)
Class A Company Common Stock	Section 9.15
Class B Company Common Stock	Section 9.15
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 9.15
Company	Preamble
Company Benefit Plans	Section 3.16(a)
Company Board	Recitals
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Common Stock	Section 9.15
Company Data Tape	Section 9.15
Company Disclosure Letter	Article III
Company Dividend Equivalents	Section 2.4(c)
Company ERISA Affiliate	Section 3.16(a)
Company Governing Documents	Section 9.15
Company Indemnified Parties	Section 6.6(a)
Company IP	Section 3.20
Company Lease	Section 3.19(b)
Company Material Adverse Effect	Section 9.15
Company Parties	Section 8.3(e)
Company Permits	Section 3.14(a)(i)
Company Preferred Stock	Section 3.2(a)
Company PSUs	Section 9.15
Company Qualified Plans	Section 3.16(c)
Company RSUs	Section 9.15
Company SEC Document	Section 9.15
Company Servicing Agreement	Section 9.15
Company Subsidiary	Section 3.1(c)
Company Support Agreement	Recitals
Company Termination Fee	Section 8.3(a)
Confidentiality Agreement	Section 9.15

Term	Location
Constituent Documents	Section 9.15
Continuation Period	Section 6.5(a)
Continuing Employee	Section 6.5(a)
Contract	Section 9.15
Credit Policies	Section 9.15
Delaware Secretary	Section 1.3
DGCL	Section 1.1
Dissenting Shares	Section 2.5(a)
Effective Time	Section 1.3
Employee Permits	Section 3.14(b)(i)
Enforceability Exceptions	Section 3.3(b)
Environmental Law	Section 9.15
Equity Commitment Letter	Section 4.8(a)
Equity Financing	Section 4.8(a)
Equity Investor	Section 4.8(a)
ERISA	Section 3.16(a)
Exchange Act	Section 9.15
Excluded Shares	Section 2.1(b)
Executive Officer	Section 9.15
Existing Company Facilities	Section 9.15
Financial Statements	Section 3.6
FINRA	Section 9.15
Fraud	Section 9.15
GAAP	Section 9.15
Governmental Authorization	Section 9.15
Governmental Entity	Section 9.15
Holders	Section 2.2(a)
HSR Act	Annex A
Information Statement	Section 6.3(b)(i)
Insurer	Section 9.15
Intellectual Property	Section 9.15
Intervening Event	Section 6.9(k)(iii)
Investor	Section 9.15
Investor Agreement	Section 9.15
IRS	Section 3.16(c)
IT Assets	Section 3.21(a)
Law	Section 9.15
Leased Property	Section 3.19(b)
Legal Prohibition	Section 7.1(c)
Liens	Section 9.15
Limited Guarantee	Section 4.9
Material Contract.	Section 3.11(a)
MCMI	Recitals
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Morgan Stanley	Section 9.15
Mortgage	Section 9.15
Mortgage Agency	Section 9.15
Mortgage Loan	Section 9.15
Mortgage Servicing Rights	Section 9.15

MSR Facility	Section 9.15
Multiemployer Plan	Section 3.16(a)
Non-Recourse Party	Section 9.14
NYSE	Section 9.15
OFAC	Section 9.15
Open Source Software	Section 9.15
Order	Section 9.15
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 9.15
Parent Parties	Preamble
Parent Support Agreement	Recitals
Parent Termination Fee	Section 8.3(d)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Permit	Section 9.15
Permitted Liens	Section 9.15
Person	Section 9.15
Personal Information	Section 9.15
Premium Cap	Section 6.6(b)
Privacy and Data Security Requirements	Section 9.15
Proceedings	Section 9.15
Registered	Section 9.15
Recommendation Change	Section 6.9(e)
Related Party	Section 3.22
Remedies	Section 6.1(f)
Representatives	Section 9.15

Repurchase Obligations	Section 9.15
Requisite Regulatory Approvals	Section 6.1(a)(ii)
Sarbanes-Oxley Act	Section 3.5(e)
SEC	Section 9.15
Securities Act	Section 9.15
Security Breach	Section 3.21(a)
Servicing Policies	Section 9.15
Share	Section 2.1(a)
SRO	Section 9.15
Stockholder Litigation	Section 6.8
Stock Plan	Section 9.15
Subsidiary	Section 9.15
Superior Proposal	Section 6.9(k)(ii)
Support Agreements	Recitals
Surviving Corporation	Recitals
Takeover Statutes	Section 3.23
Tax	Section 9.15
Tax Return	Section 9.15
Taxes	Section 9.15
Termination Date	Section 8.1(c)
Trade Secrets	Def. of Intellectual Property
Transactions	Section 9.15
Warehouse Facilities	Section 9.15
Willful and Material Breach	Section 9.15
Written Consent	Section 9.15
Written Consent Delivery Time	Section 6.3(a)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2025 (this “Agreement”), by and among (i) Guild Holdings Company, a Delaware corporation (the “Company”), (ii) Gulf MSR HoldCo, LLC, a newly formed Delaware limited liability company (“Parent”), and (iii) Gulf MSR Merger Sub Corporation, a newly formed Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”).

RECITALS

A.            The Board of Directors of the Company (the “Company Board”) has determined that it is in the best interests of the Company and its stockholders to consummate the transactions provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”).

B.            In furtherance thereof, the Company Board has adopted this Agreement, and the Company Board has resolved to submit this Agreement to its stockholders for adoption thereby by written consent in lieu of a meeting (with the date of this Agreement as the record date for such written consent).

C.            Concurrently with the execution and delivery of this Agreement, and as a condition to the Parent Parties entering into this Agreement, McCarthy Capital Mortgage Investors, LLC (“MCMI”) has entered into a Support Agreement with the Company and Parent (the “Company Support Agreement”), pursuant to which, among other things, MCMI has agreed to deliver the Written Consent no later than one hour after the execution and delivery of this Agreement.

D.            Concurrently with the execution and delivery of this Agreement, and as a condition to the Company entering into this Agreement, Bayview Fund Management LLC and Bayview Capital GP MSR, LLC have entered into a Support Agreement (the “Parent Support Agreement”, together with the Company Support Agreement, collectively, the “Support Agreements”) with the Company, pursuant to which, Bayview Fund Management LLC and Bayview Capital GP MSR, LLC have agreed to provide information to Parent to allow Parent and Merger Sub to comply with clauses (b) and (e) of Section 6.1 and Section 6.3 of this Agreement.

E.            In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub agree as follows:

Article I
THE MERGER

Section 1.1      The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, with the Company as the Surviving Corporation in the Merger.

Section 1.2      Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents (a) at 10:00 a.m., New York City time, on the fifth (5th) Business Day following the date on which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) at such other place, at such time or on such other date as the Company and Parent may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3      Effective Time. On the Closing Date, or on such other date as agreed in writing by the Company and Parent, the Company (a) shall cause to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger with respect to the Merger (the “Certificate of Merger”), and (b) shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary, or at such later time as is agreed to by the Company and Parent and stated therein (such time, the “Effective Time”).

Section 1.4      Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

Section 1.5      Organizational Documents of the Surviving Corporation.

(a)            At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto and shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.6).

(b)            At the Effective Time, the bylaws of the Company shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.6).

Section 1.6      Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be, respectively, the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed or until the earlier of their death, resignation or removal.

Article II
CONVERSION AND EXCHANGE OF SHARES

Section 2.1      Conversion of the Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Parent Parties or the holder of any securities of the Parent Parties or the Company:

(a)            Conversion of Shares. Each share of Company Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares and any Dissenting Shares, shall be cancelled, shall cease to exist, and shall be automatically converted into the right to receive $20.00 per Share in cash, without interest (the “Merger Consideration”), payable in accordance with Section 2.2.

(b)            Treatment of Excluded Shares. Notwithstanding anything in this Agreement to the contrary, at the Effective Time, each Share held by the Company or the Parent Parties (the “Excluded Shares”) shall not be converted into the right to receive the Merger Consideration and instead (i) the Excluded Shares held by the Company shall be cancelled without payment of any consideration therefor and shall cease to exist or (ii) the Excluded Shares held by the Parent Parties shall be converted into such number and type of shares of the Surviving Corporation as is agreed by Parent and the Surviving Corporation, and, upon such conversion, each such Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.

(c)            Merger Sub Shares. At the Effective Time, each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one issued and outstanding share of common stock of the Surviving Corporation.

Section 2.2      Payment for Shares.

(a)            Paying Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the Merger Consideration (collectively, the “Holders”) in accordance with this Agreement. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent cash sufficient to allow the Paying Agent to make all payments required pursuant to this Article II other than with respect to any Dissenting Shares (such cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall only invest the Payment Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the Holders. Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.

(b)            Exchange Procedures.

(i)             Payment Procedures. Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Parent shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of one or more certificates (the “Certificates”) representing any Shares (except for Excluded Shares or Dissenting Shares), a letter of transmittal (which shall specify that delivery of the Certificate shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificate to the Paying Agent or affidavit of loss as contemplated by clause (v) below), together with instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which such holder may be entitled pursuant to this Article II. The Company and Parent shall reasonably agree on the form of the letter of transmittal prior to the Closing Date. Until surrendered as contemplated by this Section 2.2(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration.

(ii)            Book-Entry Shares. The Persons who were, at the Effective Time, holders of issued and outstanding Shares held in book-entry form (“Book-Entry Shares”) shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration and the Paying Agent shall promptly pay the Merger Consideration with respect to such Book-Entry Shares.

(iii)            Cancellation of Shares. Upon the payment and delivery of the Merger Consideration with respect to a Certificate or Book-Entry Share, such Certificate or Book-Entry Share shall forthwith be cancelled. No interest shall be paid or will accrue on any cash payable to holders of Book-Entry Shares or Certificates pursuant to the provisions of this Article II.

(iv)            No Further Ownership Rights. The Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, from and after the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, as applicable, except as otherwise provided for herein or by applicable Law.

(v)            Lost, Stolen or Destroyed Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such amount as Parent may reasonably determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration payable pursuant to this Agreement.

(c)            Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the Holders for one (1) year after the Effective Time shall be paid to the Surviving Corporation or as otherwise directed by Parent. Any former holders of the Company Common Stock who have not theretofore exchanged their Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, without any interest thereon. Any portion of the Payment Fund remaining unclaimed by Holders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.3      Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Merger Sub, the Paying Agent, the Surviving Corporation (and any of their affiliates or agents) and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.4      Effect of Merger on Compensation Awards.

(a)            Company RSUs. Except as may otherwise be agreed in writing between a holder of the Company RSUs on the one hand, and Parent or the Company (and, following the Effective Time, the Surviving Corporation), on the other hand, at the Effective Time, each Company RSU outstanding under the Stock Plan shall, automatically by virtue of the Merger and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive, as soon as practicable after (and in no event later than five (5) Business Days after) the Effective Time through the Surviving Corporation’s payroll system, an amount in cash, without interest, equal to (A) the total number of Shares underlying such Company RSU, multiplied by (B) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(b)            Company PSUs. Except as may otherwise be agreed in writing between a holder of the Company PSUs on the one hand, and Parent or the Company (and, following the Effective Time, the Surviving Corporation), on the other hand, at the Effective Time, each outstanding Company PSU award granted under the Stock Plan shall, automatically by virtue of the Merger and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company PSU award to receive (without interest), as soon as practicable after (and in no event later than five (5) Business Days after) the Effective Time through the Surviving Corporation’s payroll, an amount in cash equal to (A) the number of Shares underlying such Company PSU award immediately prior to the Effective Time, (i) for any performance year or performance period that is incomplete or for which the applicable calculation date has not yet occurred as of the Effective Time, based on target level achievement of applicable performance goals, in accordance with the applicable award agreement subject to the Stock Plan, and (ii) for any completed performance year, based on the determination and certification of the Company Board (or the applicable committee thereof) prior to the Effective Time, in accordance with the terms of the applicable award agreement subject to the Stock Plan, in each case, multiplied by (B) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c)            Company Dividend Equivalents. Any dividend equivalent rights associated with any Company RSU or Company PSUs (the “Company Dividend Equivalents”) credited in the form of additional Company RSUs or Company PSUs shall be treated in the same manner as the award to which such dividend equivalent rights relate in accordance with this Section 2.4 consistent with the terms of the Stock Plan or applicable award agreement immediately prior to the Effective Time.

(d)            Termination of the Stock Plan. At the Effective Time, the Stock Plan shall be terminated and no further Shares, Company RSUs or Company PSUs, stock options, stock appreciation rights, stock-based awards or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company RSU or Company PSU or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company RSU or Company PSU or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4 (or Section 2.1(a), if applicable).

(e)            Board Action. Prior to the Closing Date, the Company Board (or, if appropriate, any committee thereof) shall adopt any resolutions and take any actions that are necessary and appropriate to effectuate the treatment of the Company RSUs or Company PSUs and effect the transactions described in this Section 2.4.

(f)             Payment by Surviving Corporation. Notwithstanding the foregoing, to the extent that any amounts payable under this Section 2.4 relate to a Company RSU or Company PSU that is nonqualified deferred compensation subject to Section 409A of the Code and that would, if paid in accordance with this Section 2.4, trigger a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement, as applicable, that will not trigger a Tax or penalty under Section 409A of the Code (after taking into account actions taken under Treas. Reg. 1-409A-3(j)(4)(ix)).

Section 2.5      Dissenting Shares.

(a)            Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders or beneficially owned by “beneficial owners” (as defined in Section 262(a) of the DGCL) who are entitled to demand, have properly demanded appraisal for such Shares pursuant to, and who continues to comply in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.1, and instead shall automatically be cancelled, shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL. Each Dissenting Share held by a stockholder or beneficially owned by a “beneficial owner” of the Company who has failed to perfect, otherwise waived, effectively withdrawn or lost his, her or its rights to appraisal of such Dissenting Share pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Shares in the manner provided in Section 2.2.

(b)            The Company shall give Parent (i) prompt written notice and copies of any written demands for appraisal or withdrawals or attempted withdrawals of such demands, and any other related instruments that are received by the Company relating to demands of appraisal, and (ii) the opportunity to direct all negotiations and legal proceedings with respect to any demand for appraisal under the DGCL, including any determination to make any payment to any holder of Dissenting Shares with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the legal proceedings with respect to any demand for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment or offer or agree to make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands or agree to any of the foregoing.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure letter delivered by the Company to Parent concurrently herewith (the “Company Disclosure Letter”) (it being understood that any disclosures made with respect to a section of this Article III shall be deemed disclosure with respect to, and shall be deemed to qualify, (1) any other section of this Article III specifically referenced or cross-referenced and (2) all other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections) or (ii) as disclosed in any Company SEC Documents filed with or furnished to the SEC since January 1, 2023 and prior to the date hereof (but disregarding risk factor disclosures (other than statements of historical fact included therein) contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to the Parent Parties as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty) and as of the Closing Date as follows:

Section 3.1      Corporate Organization.

(a)            The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)            The copies of the certificate of incorporation of the Company (the “Company Charter”) and the bylaws of the Company (the “Company Bylaws”) that are incorporated by reference into the Annual Report are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any provisions of the Company Charter or the Company Bylaws.

(c)            Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of the Company (a “Company Subsidiary”) is listed on Section 3.1(c) of the Company Disclosure Letter and (i) is duly organized, in good standing and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that such concept is recognized under applicable Law), in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted in all material respects. Except as set forth in Section 3.1(c) of the Company Disclosure Letter, all outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been duly authorized, validly issued, fully paid, nonassessable and are owned by the Company or by another Company Subsidiary, free and clear of all Liens other than restrictions imposed by applicable securities laws or the organizational documents of any such Company Subsidiary.

(d)            There are no restrictions on the ability of the Company or any Company Subsidiary to pay dividends or distributions except, in the case of the Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions under Laws applicable to similarly situated regulated entities. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, any other equity interest in (or any interest convertible into or exchangeable or exercisable for any equity interest in) any entity other than a Company Subsidiary. Neither the Company nor any Company Subsidiary is obligated or committed to make any investment (in the form of a loan, equity investment, capital contribution or otherwise) in any entity other than a wholly-owned Company Subsidiary.

Section 3.2      Capitalization.

(a)            The authorized capital stock of the Company consists of (i) 250,000,000 shares of Class A Company Common Stock, (ii) 100,000,000 shares of Class B Company Common Stock and (iii) 50,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of close of business on June 13, 2025 (the “Capitalization Date”), there were (i) 21,903,383 shares of Class A Company Common Stock issued and outstanding; (ii) 40,333,019 shares of Class B Company Common Stock issued and outstanding; (iii) no shares of the Company Preferred Stock issued and outstanding; (iv) 1,069,824 shares of Class A Company Common Stock underlying Company RSUs; and (v) 78,598 shares of Class A Company Common Stock underlying Company PSUs (assuming target performance). As of the date of this Agreement, except as set forth in the immediately preceding sentence and in Section 3.2(b), there are no shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness outstanding that have the right to vote on any matters on which stockholders of the Company may vote.

(b)            As of the close of business on the Capitalization Date, 2,101,766 shares of Class A Company Common Stock were reserved for future issuance pursuant to outstanding Company RSUs and Company PSUs under the Stock Plan. Each Company RSU and Company PSU was issued in compliance in all material respects with applicable Law. Other than the Company RSU awards and Company PSU awards set forth in Section 3.2(a), there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional Shares or other shares of its capital stock or other equity or voting securities of or ownership interests in the Company or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.

(c)            Other than the Company Support Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of the Company Common Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any stockholder or other Person any registration rights.

Section 3.3      Authority; No Violation.

(a)            The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the Company Board. The Company Board has (i) determined that this Agreement is in the best interests of the Company and the Company’s stockholders, (ii) approved this Agreement and the Transactions, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger by written consent in lieu of a stockholder meeting. Except for the adoption of this Agreement and approval of the Transactions pursuant to the Written Consent, no other corporate proceedings on the part of the Company are necessary to adopt this Agreement or to consummate the Transactions.

(b)            This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(c)            Neither the execution, delivery and performance by the Company of this Agreement and the Transactions, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will:

(i)             violate, breach, contravene, or conflict with any provision of the Company Governing Documents, and

(ii)            assuming that the consents and approvals referred to in Section 3.4 are duly obtained and the Written Consent delivered, (x) violate or breach of any provision of any applicable Law or Order applicable to the Company or any Company Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Governmental Authorization to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4      Consents and Approvals. No consents, approvals or authorizations of or filings, notifications or registrations with any Governmental Entity are necessary in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions and the other transactions contemplated hereby, except for (i) the filing of the applications, filings or notices with respect to the Requisite Regulatory Approvals and expiration of the applicable waiting period or approval of or non-objection to such applications, filings and notices, (ii) the filing of the Information Statement, (iii) compliance with any applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or state “blue sky” Laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and (v) any consents, approvals, authorizations, filings, notifications or registrations where the failure to make such filings, notifications or registrations or to obtain such consents, approvals or authorizations would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5      SEC Filings; Controls and Procedures.

(a)            As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act (as defined below) and the rules and regulations thereunder.

(b)            As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)            The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, prospectuses, proxy statements and other documents, together with all certifications required pursuant to the Sarbanes-Oxley Act, as applicable, required to be filed with or furnished to the SEC by the Company since January 1, 2023.

(d)            As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.

(e)            Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

Section 3.6      Financial Statements. The consolidated financial statements (including the related notes and schedules, where applicable) of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Documents (the “Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries in all material respects and (ii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods included (except as may be indicated in the notes thereto or permitted by Regulation S-X).

Section 3.7      Controls and Procedures.

(a)            The Company (i) maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) reasonably designed to ensure that material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) has disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could materially and adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) has identified for the Company’s auditors any material weaknesses in internal controls over financial reporting. The Company has provided to the Parent Parties true and correct copies of any of the foregoing disclosures, if any, to the auditors or audit committee of the Company that have been made in writing from January 1, 2023 through the date of this Agreement.

(b)            The Company has implemented and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements.

(c)            No personal loan or other extension of credit by the Company or any Subsidiary to any of its or their executive officers or directors has been outstanding or has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2023.

(d)            Since January 1, 2023, neither the Company nor any of its Subsidiaries or any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

Section 3.8      No Undisclosed Liabilities. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not required to be shown on a balance sheet in accordance with GAAP), except for those liabilities that are (a) reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (including any notes thereto), (b) incurred in the ordinary course of business since March 31, 2025, or (c) incurred in connection with this Agreement and the Transactions.

Section 3.9      Broker’s Fees. With the exception of the engagement of Morgan Stanley, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any investment bank, broker, finder or financial advisor or incurred any liability for any financial advisory, banking, broker’s, or finder’s fees or similar fee or commission in connection with the Merger or the Transactions.

Section 3.10      Absence of Certain Changes or Events.

(a)            Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)            Since December 31, 2024 through the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

Section 3.11      Certain Contracts.

(a)            Except as set forth in Section 3.11(a) of the Company Disclosure Letter or as disclosed in any Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (excluding any Company Benefit Plan) that:

(i)             is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii)            contains a non-compete, exclusivity, “most favored nations” or customer non-solicit provision, in each case, that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries to engage in any line of business or in any geographic region;

(iii)           provides for the incurrence of indebtedness for borrowed money in an amount in excess of $5,000,000 by the Company or any of its Subsidiaries (including each Existing Company Facility) or any guarantee of such indebtedness of another Person;

(iv)           grants any material right of first refusal, right of first offer or similar right with respect to any assets, rights or properties that are material to the Company and its Subsidiaries, taken as a whole;

(v)            is with the fifteen (15) largest vendors (other than legal, accounting and tax providers) of the Company and its Subsidiaries on a consolidated basis (as measured by amounts paid or payable in the last twelve (12) months prior to the date of this Agreement) , other than any such Contracts which are terminable by Company or any of its Subsidiaries on ninety (90) days or less notice without any required payment or ongoing obligations (other than the payment of any outstanding payment obligation at the time of termination));

(vi)           creates future payment obligations in excess of $2,500,000;

(vii)          is a settlement, consent decree or other similar agreement related to settlement of a legal dispute or regulatory matter and contains any material ongoing obligations of the Company or any of its Subsidiaries (monetary or otherwise);

(viii)         relates to the acquisition or disposition of any Person, business or asset and under which the Company or its Subsidiaries have or may have material ongoing obligations or liabilities (including earn-out or indemnity obligations), other than sales (on a servicing released or servicing retained basis) or securitizations of Mortgage Loans in the ordinary course;

(ix)            relates to any (A) joint venture, partnership, or other similar agreement or arrangement, or (B) debt or equity investment in a third party for more than $5,000,000;

(x)            grants or receives the right to use, practice or otherwise exploit any Intellectual Property, other than (A) non-exclusive in-licenses to commercially available software or IT Assets that have been granted on standardized, generally available terms or (B) non-exclusive out-licenses to customers or vendors in the ordinary course of business that are implied by or incidental to the sale of goods or services purchased by the applicable customer or the services provided by the applicable vendor;

(xi)            is with any Related Party (other than any employment agreement);

(xii)           limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock or other equity interests; or

(xiii)          is a Contract the purpose of which is to provide for indemnification of any officer or director of the Company or any of its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.11(a), whether or not set forth in the Company Disclosure Letter, is referred to herein as a “Material Contract.” Unless disclosed in its entirety in any Company SEC Documents, the Company has made available to Parent true, correct and complete copies of each Material Contract in effect as of the date hereof, including any material amendments thereto.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Material Contract, (iii) to the knowledge of the Company, each third-party counterparty to each Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Material Contract, (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any third-party is in breach or default, or has received notice of, any violation of any Material Contract, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, of or under any such Material Contract. As of the date of this Agreement, no counterparty to a Material Contract has notified the Company or its Subsidiaries in writing (or, to the knowledge of the Company, otherwise) of an intent to terminate or not renew any such Material Contract or of any material disputes or claims thereunder.

Section 3.12      Legal Proceedings.

(a)            There are (and since January 1, 2023, there have been) no outstanding or pending, to the knowledge of the Company, threatened Proceedings against or involving the Company, any Company Subsidiary or any current or former directors, officers or employees in their capacities as such, in each case except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)            There is no Order to which the Company or any of its Subsidiaries or their respective businesses or assets are subject, in each case except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13      Compliance with Applicable Law.

(a)            The Company and its Subsidiaries have, since January 1, 2023, complied with and are not in default or violation under any applicable Law, including all Privacy and Data Security Requirements, in each case except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)            Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, their respective directors or officers, employees, agents or other Persons acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, or any applicable similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by OFAC, except, in the case of each of clauses (i) through (vi), as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to provide reasonable assurance that violations of the Laws referred to in this Section 3.13(b) by the Company, its Subsidiaries, or any of their respective directors, officers, employees, agents, representatives, or other Persons acting on behalf of the Company or Subsidiary will be prevented, detected, and deterred..

Section 3.14      Mortgage Business and Mortgage Loans.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023:

(i)             The Company and its Subsidiaries have held all Permits necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith) (the “Company Permits”);

(ii)            neither the Company nor any of its Subsidiaries has received written notice or, to the knowledge of the Company, any other communication from any Governmental Entity alleging any conflict with or breach of any Company Permit;

(iii)            neither the Company nor any of its Subsidiaries has received written notice or, to the knowledge of the Company, any other oral communication from any Governmental Entity regarding any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any such Company Permit; and

(iv)           to the knowledge of the Company, no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Company Permit.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023:

(i)             each employee of the Company and its Subsidiaries whose job function requires the employee to have a Permit is in possession of all material Permits necessary for that employee to carry on such employee’s job function as it is now being conducted (the “Employee Permits”);

(ii)            neither the Company nor any of its Subsidiaries has received written notice or, to the knowledge of the Company, any other communication from any Governmental Entity or Mortgage Agency alleging any conflict with or breach of any Employee Permit;

(iii)            neither the Company nor any of its Subsidiaries has received written notice or, to the knowledge of the Company, any other communication from any Governmental Entity or Mortgage Agency regarding any actual, threatened or possible revocation, withdrawal, suspension, cancellation or termination of any such Employee Permit; and

(iv)           no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Employee Permit.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, the Company (i) has conducted background checks on all employees to the extent required by applicable Law and (ii) is not, and to the Company’s knowledge, no employee is: (A) subject to any debarment, suspension, or limitation on any participation in connection with any government program; (B) subject to any investigation, examination or other proceeding that could result in any of the foregoing; or (C) subject to any process that could lead to the loss, suspension or restriction of any license.

(d)            Section 3.14(d) of the Company Disclosure Letter sets forth, as of the date hereof, (i) a true and complete list of all material Company Permits held by the Company or any of its Subsidiaries and used for the conduct of their respective businesses, as presently conducted, and (ii) all Subsidiaries of the Company required to be licensed or registered with any Governmental Entity as an originator, creditor, owner, broker or servicer of Mortgage Loans.

(e)            Guild Mortgage Company LLC (i) is approved as (A) an issuer by the Government National Mortgage Association, (B) a seller and servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, (C) a lender by the Rural Housing Service of the United States Department of Agriculture (D) a non-supervised mortgagee by the United States Department of Housing and Urban Development, Federal Housing Administration, and (E) a non-supervised lender by the United States Department of Veterans Affairs, Loan Guaranty Program, (ii) has not received any written or, to the knowledge of the Company, any oral or other notice of any actual or threatened cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer, mortgagee, or lender, as applicable, from any of the foregoing Mortgage Agencies, nor to the knowledge of the Company does any circumstance exist that could reasonably be expected to result in such cancellation, suspension or material limitation, and (iii) has not received any written notice indicating that any event has occurred that could reasonably be expected to result in the Company or any of its Subsidiaries not maintaining its Mortgage Servicing Rights in respect of any Company Servicing Agreement, except, in the case of this clause (iii), has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)             Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have the entire right, title and interest in and to the Mortgage Servicing Rights and the right to service the Mortgage Loans currently being serviced or subserviced by the Company or its Subsidiaries, subject to Applicable Requirements and Permitted Liens. Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each servicing advance made by or on behalf of the Company or any of its Subsidiaries was made, and is reimbursable in accordance with, the applicable Company Servicing Agreement and is a valid and subsisting amount owing to the Company or such Subsidiary and (ii) neither the Company nor any of its Subsidiaries has received any written notice from an Investor, Insurer, or other party in which such Investor, Insurer or other party disputes or denies any claim by or on behalf of the Company or such Subsidiary for reimbursement in connection with a servicing advance. Neither the Company nor its Subsidiaries have pledged or sold the servicing income streams or any piece of the servicing spread related to any Mortgage Servicing Rights.

(g)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance with the Company’s and its Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Applicable Requirements, including with respect to (A) the collection and application of mortgagor payments, (B) the servicing of adjustable rate Mortgage Loans, (C) the assessment and collection of late charges, (D) the maintenance of escrow accounts, (E) the collection of delinquent or defaulted accounts, including loss mitigation, foreclosure and real-estate owned management, (F) the maintenance of required insurance, including force-placed insurance policies, (G) the communication regarding processing of loan payoffs, (H) the release and satisfaction of mortgages and (I) the assessment and calculation of fees and (ii) through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral or other notice of any pending or threatened cancellation or partial termination of any Company Servicing Agreement.

(h)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Mortgage Loan was underwritten, originated, funded and delivered, and, as applicable, sold, pooled or securitized, in accordance with all Applicable Requirements in effect at the time such Mortgage Loan was underwritten, originated, funded, delivered, sold, pooled, or securitized, as applicable, (ii) no Mortgage Loan is subject to any defect or condition that would allow an Investor, Governmental Entity or Mortgage Agency to increase the loss level for such Mortgage Loan, seek putback, repurchase or indemnification or seek other recourse or remedies against the Company or any of its Subsidiaries, (iii) no facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit; (iv) each appraisal obtained in connection with each Mortgage Loan complies with uniform standards of professional appraisal practice in effect at the time the appraisal was conducted; (v) each Mortgage Loan was originated as a “qualified mortgage” as defined in Regulation Z (12 CFR §1026.43(e)) and meets the qualified mortgage standards set forth therein or, alternatively, complied with the “ability to repay” standards set forth in Regulation Z (12 CFR §1026.43(c)), as applicable; and (vi) no Mortgage Loan was classified as a “high cost” loan under the Home Ownership and Equity Protection Act, or a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified loan using different terminology under a Law imposing heightened regulatory scrutiny or additional legal liability for Mortgage Loans having high interest rates, points and/or fees).

(i)             Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) the servicing file for each Mortgage Loan owned or serviced by the Company or any of its Subsidiaries is complete and complies with all Applicable Requirements, (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by the Company or any of its Subsidiaries under any Company Servicing Agreement or any Applicable Requirements and (iii) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would: (A) constitute a default or breach by the Company or such Subsidiary under any such Company Servicing Agreement or Applicable Requirements; (B) permit termination of any such Company Servicing Agreement by a third party without the consent of the Company or such Subsidiary; (C) impose on the Company or its Subsidiaries sanctions or penalties in respect of any Company Servicing Agreement or any Applicable Requirement; or (D) rescind any insurance policy or reduce insurance or guarantee benefits in respect of any Company Servicing Agreement that would result in a breach or trigger a default of any obligation of the Company or its Subsidiaries under any Company Servicing Agreement or Applicable Requirement.

(j)             Prior to the date hereof, the Company has made available to Parent the Company Data Tape. The information included in the Company Data Tape is true, complete, and correct in all material respects as of the date(s) specified therein.

(k)            Since January 1, 2023, there have not been any material, uncured deficiencies in any exams or audits of the Company or its Subsidiaries conducted by any Governmental Entity, Mortgage Agency, Investor or Insurer.

(l)             The Credit Policies and Servicing Policies have been reasonably designed to comply in all material respects with the applicable Investor requirements and Applicable Requirements. The Company has made true and correct copies of all of its and its Subsidiaries’ Credit Policies and Servicing Policies, in each case which are material to the Company and its Subsidiaries, taken as a whole, available to Parent prior to the date of this Agreement.

(m)           Since January 1, 2023, the Company has not received written notices that it is in breach of any representation or warranty made by Company or its Subsidiary in connection with the sale, transfer, assignment or conveyance of any Mortgage Loan, or received any written requests, notices or demands for the repurchase, indemnification, exercise of a make-whole obligation or similar right with respect to any Mortgage Loan or associated Repurchase Obligation, in each case, with respect to Mortgage Loans which would be material to the financial results of the Company and its Subsidiaries, taken as a whole. Except for obligations arising under the Company’s Warehouse Facilities, Investor Agreements, or sales of Mortgage Servicing Rights, neither the Company nor any of its Subsidiaries is a party to any Contract pursuant to which the Company or its Subsidiary may have any Repurchase Obligations with respect to any Mortgage Loans.

(n)            The Company’s compensation policies and procedures with respect to compensation paid or other incentives made available by the Company to any third party (including, as applicable, a broker or correspondent lender) in connection with any Mortgage Loans are reasonably designed to comply with applicable Law and Applicable Requirements. Any deviations from such policies and procedures, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(o)            All sales, assignments, conveyances, assignments, purchases, assumptions and related transfers of any Mortgage Loan or Mortgage Servicing Rights by or to the Company, including any related transfers of Mortgage Servicing Rights, were effected in compliance with all Applicable Requirements at such time, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(p)            To the knowledge of the Company, since January 1, 2023, (i) there have been no outstanding, pending or threatened Proceedings against or involving any Joint Venture or Order to which any Joint Venture or their respective businesses or assets are subject, in each case that would be material to the Joint Venture, (ii) each Joint Venture has complied with and is not in default or violation under any applicable Law, including all Privacy and Data Security Requirements, (iii) no Joint Venture has received written notice from any Governmental Entity regarding any actual or potential breach or violation of applicable Law or any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any Permit material to the business or operations of such Joint Venture, in each case (i) through (iii) except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15      Taxes and Tax Returns. Except as would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)            Each of the Company and its Subsidiaries has duly and timely filed (including all valid extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all respects.

(b)            Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns automatically obtained in the ordinary course of business).

(c)            All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(d)            Each of the Company and its Subsidiaries has withheld and timely paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other Person. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.

(e)            In the last six (6) years, no written claim has been made by a Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries (as applicable) does not file Tax Returns that the Company or such Subsidiary (as applicable) is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(f)             Each of the Company and its Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted, or will remit, on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates.

(g)            Neither the Company nor any of its Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or other fixed place of business in, or is or has ever been Tax resident in, a country other than the country in which it is organized.

(h)            Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, investigations, examinations or other proceedings regarding any Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.

(i)             Neither the Company nor any of its Subsidiaries is a party to or is bound by, or has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or pursuant to agreements which both (1) were not primarily related to Taxes and (2) were entered into in the ordinary course of business consistent with past practice).

(j)             Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code or any group filing a combined, consolidated, unitary or similar Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(k)            Neither the Company nor any of its Subsidiaries has been, within the past two (2) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code).

(l)              Neither the Company nor any of its Subsidiaries has participated in, nor has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(m)           No private letter rulings, closing agreements, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity within the six (6) year period immediately preceding the date of this Agreement with respect to the Company or any of its Subsidiaries that would bind the Company or any of its Subsidiaries in any taxable period (or portion thereof) after the Closing Date.

(n)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any income of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of (i) a change in method of, or use of an improper method of, accounting occurring prior to the Closing, (ii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iii) a prepaid amount received or paid, or deferred revenue accrued, on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

(o)            None of the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)            There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(q)            Neither the Company nor any of its Subsidiaries owns any “bank owned life insurance” policies or “company owned life insurance” policies for which any death benefit payments would be subject to U.S. federal income taxation.

Section 3.16      Employee Benefits.

(a)            Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Law, including ERISA and the Code. Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan. For purposes of this Agreement, the term “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974(“ERISA”)), whether or not subject to ERISA, and all equity or equity-based, bonus or incentive, deferred compensation, retiree medical or life insurance, retirement (including supplemental retirement), severance, termination, change in control, retention, employment, welfare, insurance, medical, disability, accident, vacation, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which the Company or any Subsidiary is a party or has any current or future obligation or liability or that are, whether written or unwritten, maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) for the benefit of any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b)            The Company has made available to Parent true, correct and complete copies of each material Company Benefit Plan (or, in the case of any unwritten material Company Benefit Plan, a complete and accurate written description thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions and any amendments, modifications or material supplements thereto; (ii) the most recent actuarial report, financial statements, trustee report and non-discrimination tests performed and (iii) any material correspondence with, and all non-routine filings made with, any Governmental Entity in the last year.

(c)            The Internal Revenue Service (the “IRS”) has issued a favorable determination opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”), and such letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(d)            No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsor, contribute to or are required to contribute to, or has any liability, including on account of a Company ERISA Affiliate, under or with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412, 430 or 4971 of the Code, including without limitation, any “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, or (iii) “multiple employer plan,” as defined in Section 210 of ERISA or Section 413(c) of the Code.

(e)            Except (i) as set forth in Section 3.16(e) of the Company Disclosure Letter or (ii) as would not result in any material liability to the Company and its Subsidiaries, taken as a whole, no Company Benefit Plan provides, or has any obligation to provide, any post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees, officers, directors, independent contractors or other service providers of the Company or any of its Subsidiaries, or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f)             Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any prior period, have been timely made or paid in full or, to the extent not required to be previously made or paid, have been fully reflected on the books and records of the Company.

(g)            There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to such Company Benefit Plan or the assets of any of the trusts under any of the Company Benefit Plans that would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(h)            Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of the Company and its Subsidiaries nor any Company ERISA Affiliate nor, to the knowledge of the Company, any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any Company ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)             Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in, cause the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate, or receive a reversion of assets from any Company Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)             Except as set forth in Section 3.16(j) of the Company Disclosure Letter, no Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

Section 3.17      Labor Matters.

(a)            Since January 1, 2023 (i) there have been no pending or, to the knowledge of the Company, threatened unfair labor practice claims or charges against the Company or any of its Subsidiaries, and (ii) there have been no strikes, lockouts, concerted slowdowns or work stoppages or other labor disputes involving the Company or any of its Subsidiaries. Neither the Company or any of its Subsidiaries is party to, bound by, or negotiating any collective bargaining or similar agreement with any union, works council or other labor organization. Since January 1, 2023, there have been no pending or, to the knowledge of the Company, threatened organizing efforts by any union or other group seeking to represent any current or former employees of the Company or any of its Subsidiaries.

(b)            Since January 1, 2023, neither the Company nor any of its Subsidiaries has conducted any “plant closing” or “mass layoff” (each as defined by the Worker Adjustment and Retraining Notification Act of 1988) or any similar group layoff of employees requiring notice to a Governmental Entity pursuant to applicable state, local or foreign law nor as to each of the foregoing has the Company nor any of its Subsidiaries planned or announced any such action or program for the future

(c)            Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, (i) to the knowledge of the Company, no executive officer, director or employee with the title of Vice President (or the functional equivalent) or above of the Company or any of its Subsidiaries has been the subject of an allegation of sexual harassment or other sexual misconduct nor, to the knowledge of the Company, engaged in any such conduct and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct.

Section 3.18      Environmental Matters. Except as set forth in Section 3.18 of the Company Disclosure Letter and except in any such case as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance, and have complied since January 1, 2023, with all Environmental Laws, including holding, maintaining and complying with all Permits required under Environmental Laws; (ii) there are, and since January 1, 2023 have been, no Proceedings arising under or relating to any Environmental Law pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has since January 1, 2023 (or earlier to the extent unresolved) been subject to or received any Order, agreement, information request or notice concerning any actual or alleged violation of or liability or obligation under, or imposing any liability or obligation on the Company or any of its Subsidiaries pursuant or relating to, any Environmental Law; and (iv) there has been no release or disposal of, contamination by, or exposure of any Person to any hazardous, toxic, dangerous or deleterious materials, substances or wastes so as to give rise to any liability (contingent or otherwise) or obligation of the Company or any of its Subsidiaries under any Environmental Law or that would adversely affect the value of any real property of collateral held by the Company or any Subsidiary.

Section 3.19      Real Property.

(a)            Neither the Company nor any of its Subsidiaries owns any real property.

(b)            Except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one or more of its Subsidiaries is the lessee of and holds good and valid leasehold estates to each parcel of real property leased, subleased or licensed (each, a “Company Lease”) by the Company or any of its Subsidiaries (such leasehold estates, collectively the “Leased Property”), free and clear of all Liens, except for Permitted Liens, and is in possession of the Leased Property leased thereunder, (ii) each Company Lease is a valid and binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms; (iii) neither the Company nor any of its Subsidiaries has received notice of default or breach under any Company Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, of or under any such Company Lease.

(c)            Section 3.19(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all Leased Property and, with respect to each material Leased Property, each Company Lease.

(d)            With respect to each Leased Property, neither the Company nor any of the Company Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Property or any portion thereof, or otherwise collaterally assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.20      Intellectual Property. The Company or one of its Subsidiaries exclusively own (in each case, free and clear of any Liens (other than Permitted Liens)) all material Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (such Intellectual Property, the “Company IP”). The operation of the Company’s and its Subsidiaries’ businesses (i) do not materially infringe, misappropriate or otherwise violate the Intellectual Property of any third Person and (ii) since January 1, 2023, has not materially infringed, misappropriated or otherwise violated the Intellectual Property of any third Person. Since January 1, 2023, neither the Company nor its Subsidiaries has received any written communication from any Person alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. Since January 1, 2023, (A) no Person has, to the knowledge of the Company, misappropriated, infringed on or otherwise violated any Company IP, and (B) neither the Company nor any of its Subsidiaries has sent written notice to a third-party alleging any such misappropriation, infringement or violation. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice of any pending claim contesting or challenging the ownership, enforceability or validity of any Company IP and there is no pending or, to the knowledge of the Company, threatened, Proceeding contesting or challenging same. The Registered Company IP is completely and accurately, as of the date of this Agreement, set forth in Section 3.20 of the Company Disclosure Letter, and all such Registered Company IP are subsisting and unexpired, and, to the knowledge of the Company, the registered or issued items included therein are valid and enforceable. The Company and its Subsidiaries have taken commercially reasonable actions to protect the confidentiality of the material Trade Secrets included in the Company IP or otherwise provided to the Company or its applicable Subsidiary pursuant to confidentiality obligations under Contract or Law. All Persons who have developed any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have executed written contracts with the Company or applicable Subsidiary that validly assign to the Company or applicable Subsidiary, all of such Person’s rights in any such Intellectual Property, unless such Intellectual Property transfers to the Company or applicable Subsidiary by operation of law. Neither the Company nor any of its Subsidiaries has used, incorporated, distributed or otherwise made available Open Source Software in a manner that requires that any proprietary software included in the Company IP be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no or nominal charge, in each case of (a) through (c), except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. (i) No source code of material software owned or purported to be owned by the Company or any of its Subsidiaries has been licensed or otherwise disclosed to any third Person other than pursuant to written agreements that include commercially reasonable restrictions on the use or disclosure of such source code and (ii) no such source code is subject to any source code escrow arrangement. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor its Subsidiaries uses or has used (and, to the knowledge of the Company, no third Person uses or has used on behalf of the Company or any of its Subsidiaries) (1) any AI Technology in the development of software or Intellectual Property that is, in each case, material to the Company or its Subsidiaries, (2) as AI Inputs, in connection with any development or training of any AI Technology, (a) Personal Information, unless authorized by the applicable data subjects or otherwise permitted under applicable Law, (b) works of authorship, without authorization from the owner of the Intellectual Property therein or (c) training data that was obtained through an act of misappropriation, misrepresentation, or unlawful or unauthorized means.

Section 3.21      Information Technology.

(a)            Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries maintain internal policies, procedures and practices that incorporate physical, technical, and organizational security measures consistent with industry practice to protect the integrity, availability, continuous operation and security of all hardware, software, databases, systems, networks, websites, applications and other technology infrastructure (including those hosted with third parties or on third-party cloud providers), information technology assets and equipment (collectively, “IT Assets”) owned or controlled by the Company or its Subsidiaries and the privacy, security and confidentiality of the proprietary data, including Personal Information, that is transmitted, stored or processed on such IT Assets and is used in their businesses, including against any (i) loss, destruction or misuse of such data, (ii) unauthorized access, modification, acquisition, use, disclosure or other breach or compromise to, or unlawful operations performed upon, such IT Assets or data thereon or (iii) other act or omission that materially compromises such IT Assets or the privacy, security or confidentiality of the data thereon (clauses (i) through (iii), a “Security Breach”). To the knowledge of the Company, since January 1, 2023, neither the Company nor any of its Subsidiaries (or any third party vendor working on behalf of the Company or its Subsidiaries maintaining Personal Information on behalf of the Company or its Subsidiaries) has experienced any Security Breach that resulted in a material cost to the Company or its Subsidiaries or a requirement for the Company or its Subsidiaries to notify any Governmental Entity and there are no material viruses, malware or other corruptants within the IT Assets owned or controlled by and used in the Company’s or its Subsidiaries’ businesses.

(b)            The Company and its Subsidiaries have implemented and maintain, in compliance in all material respects with applicable Privacy and Data Security Requirements, (i) incident response policies, procedures and practices designed to protect against, monitor for, detect and respond to Security Breaches and (ii) backup, business continuity, and disaster recovery technologies, policies and processes, in each case of (i) and (ii), consistent with industry practice.

(c)      (c)       Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, each of the Company and its Subsidiaries has timely and reasonably remediated and addressed, in compliance with applicable Privacy and Data Security Requirements, any and all material findings relating to the implementation of administrative, physical, and technical safeguards identified in any security or privacy audit or third-party risk assessment issued or completed since January 1, 2023.

(d)            The IT Assets of the Company and each of its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and each of its Subsidiaries in connection with their respective businesses, and (ii) have not since January 1, 2023, materially malfunctioned, failed or been in a continuing state of materially substandard performance.

Section 3.22      Related Party Transactions. Except as set forth in any Company SEC Documents and except for any Company Benefit Plan, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or Executive Officer of the Company or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such Person’s immediate family members or affiliates) (other than Subsidiaries of the Company) (each, a “Related Party”) on the other hand, of the type required to be reported in any Company SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 3.23      State Takeover Laws. The Company Board has adopted this Agreement and has approved the Company Support Agreement and the Transactions and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the restrictions of Section 203 of the DGCL and any other potentially applicable takeover laws of any state, including any “moratorium,” “control share acquisition,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the organizational documents of Parent or Merger Sub (collectively, with any similar provisions of the Company Charter or the Company Bylaws, “Takeover Statutes”).

Section 3.24      Fairness Opinion. Prior to the execution of this Agreement, the Company Board has received an opinion (which if initially rendered orally, has been or will be confirmed in writing) from Morgan Stanley to the effect that, as of the date thereof and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration was fair from a financial point of view to the holders (other than Parent and its affiliates) of Class A Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement. The Company shall provide a copy of such written opinion to the Parent Parties solely for informational purposes promptly following the execution of this Agreement.

Section 3.25      Information Supplied. The information supplied or to be supplied by the Company and its Subsidiaries for inclusion in the Information Statement (including any amendment or supplement thereto) at the time the Information Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first mailed to the stockholders of the Company will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading. The Information Statement (and any amendment or supplement thereto) will, on the date it is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Information Statement.

Section 3.26      Insurance. Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by the Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither the Company nor any of its Subsidiaries has received written notice of any threatened termination of, or material alteration of coverage under, any material insurance policies.

Section 3.27      No Other Representations or Warranties.

(a)            Except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to Article VII, neither the Company nor any other Person makes any express or implied representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to Article VII, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Parent or any of its affiliates or any of their respective representatives in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

(b)            The Company acknowledges and agrees that no Parent Party or any other person on behalf of any Parent Party has made or is making, and the Company has not relied upon, any express or implied representation or warranty other than those contained in Article IV or in any certificate delivered pursuant to Article VII.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Except as disclosed in the disclosure letter delivered by the Parent Parties to the Company concurrently herewith (the “Parent Disclosure Letter”), the Parent Parties hereby represent and warrant to the Company as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty) and as of the Closing Date as follows:

Section 4.1      Corporate Organization. Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Parent Party has the requisite corporate and limited liability company power and authority, as applicable, to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each Parent Party is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2      Authority; No Violation.

(a)            Each Parent Party has full corporate and limited liability company power and authority, as applicable, to execute and deliver this Agreement and, subject to the actions described below, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the board of directors, board of managers or similar governing body of each Parent Party. Except for the approval of Parent as the sole stockholder of Merger Sub (which approval shall be delivered immediately after the execution and delivery of this Agreement), no other corporate proceedings on the part of any Parent Party are necessary to adopt this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each Parent Party and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each Parent Party, enforceable against such Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Neither the execution and delivery of this Agreement by each Parent Party, nor the consummation by each Parent Party of the Transactions, nor compliance by each Parent Party with any of the terms or provisions hereof, will (i) violate, breach, contravene, or conflict with any provision of the organizational documents of any Parent Party, as applicable, and (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate or breach any applicable Law or Order applicable to any of the Parent Parties or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any Parent Party or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Parent Party or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3      Consents and Approvals. Assuming receipt of the Requisite Regulatory Approvals and the Written Consent, no consents or approvals of or filings or registrations with any Governmental Entity are necessary by a Parent Party or their affiliates (other than any filings required by the Exchange Act) in connection with (i) the execution and delivery by each Parent Party of this Agreement or (ii) the consummation by each Parent Party of the Merger and the other Transactions, other than any consents, filings or notices the failure of which to obtain or make would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4      Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect Subsidiary of Parent, free and clear of all Liens. Since the date of its formation or incorporation, as applicable, neither Parent nor Merger Sub has engaged in any activities, or has any assets, liabilities, or obligations of any nature other than those in connection with or as contemplated by this Agreement (other than those in connection with its formation and other administrative activities related thereto).

Section 4.5      Broker’s Fees. None of Parent or any of its affiliates, nor any of its or their respective officers or directors, has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the Transactions.

Section 4.6      Legal and Regulatory Proceedings. Since its incorporation or formation, as applicable, (a) there has been no outstanding or pending, to the knowledge of Parent, threatened Proceedings against the Parent Parties and (b) there is no Order to which either Parent Party or their respective businesses or assets are subject, which, in each case, has had or if resolved adversely would have a Parent Material Adverse Effect.

Section 4.7      Parent Information. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement will, at the time such document is first filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Information Statement.

Section 4.8      Equity Commitment Letter.

(a)            Parent has delivered to the Company a true, complete and correct copy of the fully executed equity commitment letter, together with all schedules, exhibits or annexes attached thereto (the “Equity Commitment Letter”), dated as of the date of this Agreement, from Bayview MSR Opportunity Master Fund, L.P. (the “Equity Investor”), pursuant to which the Equity Investor has agreed, upon the terms and subject only to the express conditions thereof, to contribute or invest in the Parent Parties the amount set forth therein for purposes of funding the Payment Fund at the Closing (collectively, the “Equity Financing”). As of the date of this Agreement, the Equity Commitment Letter in the form delivered to the Company has not been amended or modified, no such amendment or modification is contemplated and none of the obligations and commitments contained in such Equity Commitment Letter have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated.

(b)            The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, will be, in the aggregate, sufficient to make the payment of the aggregate Merger Consideration and any other amounts required to be paid by the Parent Parties in connection with the consummation of the Transactions, including any fees and expenses payable by the Parent Parties pursuant to this Agreement. The Equity Investor has (and will have as of the Closing) sufficient available funds (including, in uncalled capital commitments, undrawn or unencumbered liquidity, available borrowings, readily available cash or otherwise) to fund the Equity Financing.

(c)            As of the date hereof, there are no side letters, understandings or other agreements, contracts or arrangements of any kind (whether oral or written and whether or not legally binding), or commitments to enter into any of the foregoing, to which the Parent Parties, any of or the Equity Investor is a party that could affect the availability, conditionality, enforceability, termination or amount of the Equity Financing, other than as expressly contained in the Equity Commitment Letter and delivered to the Company prior to the date of this Agreement.

(d)            As of the date hereof, the Equity Commitment Letter constitutes the legal, valid, binding and enforceable obligation of the Parent Parties and all the other parties thereto, subject to the Enforceability Exceptions, and is in full force and effect. As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by the Parent Parties or the Equity Investor under the terms and conditions of the Equity Commitment Letter or otherwise result in any portion of the Equity Financing contemplated hereby being unavailable or delayed. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, as of the date hereof, Parent Parties do not have any reason to believe that any party to the Equity Commitment Letter will be unable to satisfy any term or condition of the Equity Commitment Letter required to be satisfied by it, that the conditions to the Equity Financing in the Equity Commitment Letter will not otherwise be satisfied or that the full amount of the Equity Financing will not be available on the Closing Date. The only conditions precedent or other contingencies related to the obligations of the Equity Investor to fund the full amount of the Equity Financing are those expressly set forth in the Equity Commitment Letter. In no event shall the receipt or availability of any funds or financing by or to the Parent Parties be a condition to any of Parent Parties’ obligations hereunder.

Section 4.9      Limited Guarantee. The Equity Investor has delivered to the Company a true, correct and complete copy of the executed limited guarantee, together with all schedules, exhibits or annexes attached thereto, dated as of the date of this Agreement, in favor of the Company (the “Limited Guarantee”). As of the date of this Agreement, the Equity Investor is not in default or breach under the terms and conditions of the Limited Guarantee and, as of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Limited Guarantee. As of the date of this Agreement, the Limited Guarantee in the form delivered to the Company has not been amended or modified, no such amendment or modification is contemplated and none of the obligations and commitments contained in such Limited Guarantee have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. As of the date hereof, there are no side letters, understandings or other agreements, contracts or arrangements of any kind, or commitments to enter into any of the foregoing, to which the Parent Parties or the Equity Investor is a party that could affect the obligations of the Equity Investor set forth in the Limited Guarantee.

Section 4.10      Solvency. Immediately after the consummation of the Transactions, assuming (i) the accuracy of the representations and warranties set forth in Article III, (ii) that the Company has complied with and satisfied all of its covenants, agreements and obligations hereunder and (iii) all conditions to the Closing have been satisfied without waiver thereof, Parent and the Surviving Corporation and each of its Subsidiaries shall be solvent and shall: (A) be able to pay its debts as they become due; (B) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (C) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred by Parent or Merger Sub in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent or the Company or any of its Subsidiaries.

Section 4.11      Ownership of Company Common Stock. Except as set forth on the Schedule 13D filed by Bayview MSR Opportunity Master Fund, L.P. with the SEC on May 20, 2025, none of Parent, its Subsidiaries or controlled affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or controlled affiliates has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement. None of Parent, Merger Sub or any of their controlled “affiliates” or controlled “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as such term is defined in Section 203 of the DGCL.

Section 4.12      No Other Representations or Warranties.

(a)            Except for the representations and warranties made by each Parent Party in this Article IV or in any certificate delivered pursuant to Article VII, no Parent Party nor any other Person makes any express or implied representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Parent Parties, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each Parent Party hereby disclaims any such other representations or warranties.

(b)            Each Parent Party acknowledges and agrees that neither the Company nor any other Person has made or is making, and Parent and Merger Sub have not relied on, any express or implied representation or warranty other than those contained in Article III or in any certificate delivered pursuant to Article VII.

(c)            In connection with Parent’s due diligence investigation of the Company and its Subsidiaries, Parent and its affiliates and Representatives have received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information, of the Company and its Subsidiaries.  The Parent Parties acknowledge and agree that, except for the representations and warranties contained in Article III or in any certificate delivered pursuant to Article VII, no representations and warranties are being made with respect to any such projections and other forecasts and business plans.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1      Affirmative Covenants. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, except as (i) expressly required by this Agreement, (ii) required by Law or existing Contracts that have been previously disclosed to Parent and set forth in Section 5.1 of the Company Disclosure Letter, (iii) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (A) conduct its business in the ordinary course in all material respects and (B) preserve substantially intact its and their current business organization, goodwill and ongoing businesses and relationships with Mortgage Agencies, Governmental Entities, employees, lenders, vendors and others with material business relationships.

Section 5.2      Negative Covenants. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) expressly required by this Agreement, (ii) required by Law or existing Contracts that have been previously disclosed to Parent , (iii) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or (iv) as set forth in Section 5.2 of the Company Disclosure Letter, the Company shall not, and shall cause each of its Subsidiaries not to:

(a)            incur (or guarantee) any indebtedness for borrowed money, other than pursuant to the Existing Company Facilities, except in the ordinary course of business pursuant to applicable policies and procedures in effect as of the date of this Agreement;

(b)            (1) enter into, originate, service, refinance or recapture any Mortgage Loan except in accordance with the Company and its Subsidiaries’ underwriting, origination, collection, servicing and risk management methods, policies, procedures and practices in effect as of the date of this Agreement or as may be subsequently amended or modified in accordance with clause (3) below (“Applicable Policies”), (2) write-off, modify, settle, waive or enforce (or fail to take such actions with respect to) any Mortgage Loan except in accordance with the Applicable Policies or (3) materially amend or modify the Applicable Policies, except amendments or modification as required by regulation or policies imposed by any Governmental Entity and ordinary course changes to practices in response to standard changes in similar practices in the mortgage origination and servicing market;

(c)            make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any Shares or other shares of capital or voting stock or other equity of the Company or its Subsidiaries, except (A) one dividend by the Company of up to $0.25 per Share in 2025, (B) if the Closing Date occurs on or after January 1, 2026, a quarterly dividend by the Company of up to $0.25 per Share payable each calendar quarter between January 1, 2026 and the Closing Date, (3) dividends paid by any of the Company Subsidiaries to the Company or any of its wholly owned Subsidiaries and (4) the acceptance of Shares as payment for withholding Taxes incurred in connection with the vesting or settlement of awards of the Company RSUs or Company PSUs, in accordance with past practice and the terms of the Stock Plan and award agreements thereunder;

(d)            issue, sell, transfer, encumber or otherwise permit to become outstanding any additional Shares or other shares of capital or voting stock or other equity of the Company or its Subsidiaries (including securities convertible or exchangeable into the foregoing) or grant or enter into any options, warrants, or other rights of any kind to acquire any of the foregoing, except pursuant to the settlement of awards of the Company RSUs or Company PSUs which are outstanding as of the date hereof (or issued after the date hereof in accordance with the terms of this Agreement), in accordance with their terms as in effect as of the date hereof;

(e)            sell, assign, transfer, mortgage, encumber, abandon, subject to Liens (other than Permitted Liens), allow to lapse, fail to renew, license, lease or otherwise dispose of any of its material properties, rights or assets or any material business (including any Mortgage Servicing Rights or Company IP), other than (A) sales (on a servicing released or servicing retained basis) of Mortgage Loans in the ordinary course of business or pursuant to Contracts or agreements in force at the date of this Agreement set forth on Section 5.2(e) of the Company Disclosure Letter, and (B) non-exclusive licenses granted with respect to Company IP in the ordinary course of business, and (C) expirations of Registered Company IP (excluding trademarks) at the end of statutory terms;

(f)            (A) acquire (whether by stock or asset acquisition, merger or otherwise) any other Person (including an acquisition of new employees through an employee lift-out) or the property or assets of any other Person, in each case, other than a wholly owned Company Subsidiary, for aggregate consideration (including any assumption of liabilities and reasonably expected earn-out payments) (or with respect to any employee lift-out, the aggregate signing bonuses including any deferred payments) in excess of $5,000,000 for any one transaction or $10,000,000 in the aggregate, or (B) form or enter into any joint venture, partnership or other similar agreement or arrangement;

(g)           except in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Material Contract, or (ii) enter into (or thereafter terminate, materially amend, or waive any material provision of) any contract that would constitute a Material Contract if it were in effect on the date of this Agreement; provided, however, that the Company may renew or replace an existing contract in the ordinary course if such renewal or replacement is not reasonably expected to (1) materially reduce the business or economic benefits to, or (2) impose additional material obligations on, the Company or its Subsidiaries and is terminable by the Company on ninety (90) days or less notice without any required payment or ongoing obligations (other than the payment of any outstanding payment obligation at the time of termination);

(h)           except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, as applicable: (i) enter into, establish, adopt, materially amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than routine administrative amendments that would not materially increase the benefits provided thereunder or the cost thereof to the Company and its Subsidiaries, (ii) materially increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries, other than increases to current employees in base salary or wages that is in the ordinary course of business consistent with past practice and with respect to an employee who is not an Executive Officer or division head, provided, any such increase(s) shall not exceed 5% individually or 3% in the aggregate, (iii) pay, award or grant, or commit to pay, award or grant, any retention, change of control, sale or transaction bonuses, any new or increased severance eligibilities or entitlements, or any equity or equity-based award, or other incentive compensation, in each case, to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries, or forgive any portion of any loan provided to such individuals, (iv) accelerate the payment, vesting or funding of or under any Company Benefit Plan or of any compensation or benefit, (v) grant to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code, (vi) with respect to any Company Benefit Plan, (A) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or (B) except as may be required by GAAP, change any actuarial or other assumption used to calculate the funding obligations with respect to such Company Benefit Plan or change the manner in which contributions are made or the basis on which contributions are calculated with respect to such Company Benefit Plan, in each case, except in the ordinary course of business consistent with past practice, (vii) terminate the employment or services of any Executive Officer, other than for cause, or (viii) hire any Executive Officer (or promote or change the responsibilities of any Executive Officer (or employee who would be an Executive Officer after such change));

(i)            enter into, establish or adopt any collective bargaining or similar agreement with any union, works council, or other labor organization, or recognize any union, works council, or other labor organization as the representative of any of the employees of the Company or any of its Subsidiaries;

(j)            settle any claim, suit, action or proceeding, except for such settlements with third parties that are not Governmental Entities and where (i) the amount paid in settlement does not exceed $1,000,000 individually or $3,000,000 in the aggregate (in each case excluding payment of any net insurance proceeds) and (ii) there are no adverse restrictions (or non-monetary obligations) binding on the Company or its Subsidiaries that would be material to the business of Company or its Subsidiaries or the Surviving Corporation after consummation of the Merger;

(k)            (1) amend the Company Governing Documents or comparable governing documents of the Company Subsidiaries, (2) adjust, split, combine or reclassify the Shares or any other any capital stock or (3) merge or consolidate with any other Person or liquidate or dissolve;

(l)            implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable Law;

(m)          enter into any material new line of business;

(n)            (i) make, change or revoke any material Tax election, (ii) change any Tax accounting period, (iii) adopt or change any material Tax accounting method, (iv) file any material amended Tax Return, (v) enter into any closing agreement with respect to Taxes, (vi) settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, (vii) initiate or enter into any voluntary disclosure or similar agreement with, or request any ruling from, or otherwise voluntarily disclosing information to any Governmental Entity with respect to any material Taxes, or (viii) consent to any extension or waiver of the limitation period applicable to any Taxes (other than extensions to file Tax Returns automatically obtained in the ordinary course of business);

(o)            make any loans, extensions of credit, or capital contributions to, or investments in, any Person except (1) intercompany loans or capital contributions to a wholly owned Company Subsidiary, (2) loans or extensions of credit to employees in the ordinary course of business or (3) Mortgage Loans in the ordinary course of business in accordance with the Applicable Policies;

(p)            make (or commit to make) any capital expenditures, except (i) as may be required pursuant to any Material Contract or (ii) any other capital expenditures not to exceed $7,500,000 in the aggregate;

(q)           make any material adverse change to the security or operation of the IT Assets used in its business or its posted privacy policies;

(r)            except for any Company Benefit Plan, enter into any Contract or with a Related Party;

(s)            agree to take or make any commitment to take any of the actions prohibited by this Section 5.2.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3     Parent Negative Covenants. Parent shall not, and shall cause its Subsidiaries not to, knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent the consummation of the Merger.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1     Reasonable Best Efforts; Regulatory Matters.

(a)            General Obligations and Requisite Regulatory Approvals. Subject to the terms and conditions of this Agreement (including the other provisions of this Section 6.1), each of the Company and Parent shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to:

(i)            take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

(ii)            obtain as soon as practicable the approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations, waivers, non objections or other confirmations required to be obtained from any Governmental Entity which are necessary to consummate the Merger and the other Transactions, including the Governmental Entities set forth on Annex A (those set forth on Annex A, the “Requisite Regulatory Approvals”).

(b)           HSR and Other Filings. Parent and the Company shall each submit (or cause their ultimate parent entity to submit) their respective Notification and Report Forms required under the HSR Act relating to the Merger as promptly as practicable and in no event later than twenty-five (25) Business Days from the date of this Agreement and shall prepare and file such other materials as may be required to obtain the other Requisite Regulatory Approvals as promptly as practicable and in any event no later than thirty (30) calendar days from the date of this Agreement, unless Parent and the Company otherwise agree, in each case subject to the timely receipt by the party making such filing of all necessary information from the other party as may be reasonably requested for the preparation of such filing.

(c)            Cooperation and Consultation. Prior to Closing, and subject to applicable Law relating to the exchange of information, each party shall each keep the other apprised of the status of matters relating to the completion of the Merger and the other Transactions and work cooperatively in connection with obtaining all Requisite Regulatory Approvals required in connection with the Transactions. The Company and Parent shall have the right to review in advance, and each will consult the other to provide any necessary information with respect to all filings made with, written materials submitted to, or substantive oral communications with, Governmental Entity in connection with Transactions; provided, however, that any information or materials provided to or received by any party under the foregoing or elsewhere in this Section 6.1 or any other section of this Agreement may be redacted (i) to remove references concerning the valuation of the Company and its Subsidiaries, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, and that the parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 6.1 as “outside counsel only material”; provided further that confidential supervisory information or sensitive personal or financial information need not be provided to the other party’s counsel.

(d)           Notification; Participation. The Company and Parent shall each promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any substantive communication from any Governmental Entity regarding the Transactions, and provide the other party with the opportunity to participate in any meeting, teleconference, or videoconference with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger; provided that, Parent shall have the right, in consultation with the Company, to determine, devise, control, direct and implement the strategy, communications, and timing for, and make all material decisions relating to (and shall take the lead in all meeting and communications with any Governmental Entity relating to), obtaining any Requisite Regulatory Approvals after considering in good faith all comments of the Company (and its counsel).

(e)            Required Disclosures. If either party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use its reasonable best efforts to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent or advisors to Parent may provide such information pursuant to a request for confidential treatment under applicable Law directly to the applicable Governmental Entity requesting such information without providing or disclosing such information to the Company or advisors (including legal advisors), provided that Parent contemporaneously confirms to the Company that Parent has provided such information to such Person. Subject to applicable Law, the proviso in Section 6.1(c) or any request made by any applicable Governmental Entity (including the staff thereof), the Company and Parent shall each furnish to each other copies of all substantive correspondence, filings (other than the Notification and Report Forms required under the HSR Act) and written communications between it and any such Governmental Entity with respect to this Agreement and the Merger and the other Transactions, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity.

(f)            Remedies. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their affiliates shall be required to, and the Company may not, without the prior written consent of Parent, take any action, or commit to take any action, or agree to any condition or limitation with respect to the Company, Parent, or their respective affiliates or the assets, categories of assets, permits, licenses, businesses, relationships, contractual rights, obligations or arrangements, and any intellectual property rights thereto or embodied therein of the Company, Parent, or their respective affiliates in connection with obtaining any Requisite Regulatory Approvals or otherwise (collectively, “Remedies”), including the following Remedies:

(i)            proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of Parent or any of its affiliates or Subsidiaries (including the Company);

(ii)            taking or committing to take such other actions that may limit or impact Parent’s or any of its affiliates’ or Subsidiaries’ (including the Company’s) freedom of action with respect to, or its ability to retain, any of its or their operations, divisions, businesses, product lines, contracts, customers or assets;

(iii)           entering into any Orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing, to obtain any clearance, consent, approval or waiting period expiration or termination from any Governmental Entity with respect to the Merger and the other Transactions (including under the antitrust Laws and other applicable Law and including to obtain the Requisite Regulatory Approvals) or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any Order that prevents, prohibits, restricts or delays the consummation of the Merger and the Transactions, in any case, that may be issued by any court or other Governmental Entity;

(iv)          creating, terminating or divesting relationships, contractual rights or obligations of Parent or any of its affiliates or Subsidiaries, the Company or its affiliates, or surrendering or otherwise allowing to be terminated any of their respective Governmental Authorizations; or

(v)           forfeiting or non-continuing any license, permit or approval.

(g)           Burdensome Condition. Notwithstanding clause (f) above, Parent shall, and shall cause its Subsidiaries and controlled affiliates to, to the extent necessary to obtain any Requisite Regulatory Approval, agree and commit to, and effectuate, any Remedies at the Company or its Subsidiaries that would not, in the aggregate, be material and adverse to the Company and its Subsidiaries (any Remedies in this clause (g) other than those at the Company or its Subsidiaries that would not, in the aggregate, be material and adverse to the Company and its Subsidiaries, a “Burdensome Condition”) it being understood that (i) any such Remedy shall be conditioned upon, and will only take effect at or after, the Closing and (ii) without limiting or superseding the obligations set forth in the Parent Support Agreement, other than the Company and its Subsidiaries following the Closing, no affiliate of Parent (including for purposes of this sentence, the Equity Investor, Bayview Asset Management, LLC and any other investment funds or investment vehicles affiliated with, or managed or advised by, Bayview Asset Management, LLC or any portfolio company (as such term is commonly understood in the private equity industry) or investment of any such investment fund or investment vehicle (or any interest therein)) shall be required to agree, commit to or effectuate any Remedies.

Section 6.2     Access to Information; Confidentiality.

(a)            To the extent permitted by applicable Law, the Company and its Subsidiaries shall afford to the officers, employees, accountants, counsel, advisors and other Representatives of Parent, Merger Sub and their affiliates, reasonable access upon prior reasonable notice, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts personnel, IT Assets and records (other than any of the foregoing that relate to the negotiation of this Agreement or any alternative transactions), as Parent may reasonably request (including for purposes of transaction and integration planning). Parent shall use reasonable best efforts to minimize any interference with the Company’s regular business operations during any such access. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) contravene any Law or Contract entered into prior to the date of this Agreement or obligation of confidentiality owing to any third party, or (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided that, in the case of each of clauses (i) and (ii) above, the parties shall reasonably cooperate in seeking an alternative means whereby Parent and Merger Sub are provided access to such information in a manner that does not result in such contravention or jeopardy. No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement.

(b)           All information furnished pursuant to this Section 6.2 shall be subject to the provisions of the Confidentiality Agreement.

Section 6.3     Written Consent; Preparation of the Information Statement.

(a)            Delivery of Written Consent. Immediately after the execution of this Agreement, in lieu of calling a meeting of the Company stockholders, the Company shall use its best efforts to obtain the Written Consent. Promptly following the receipt of the Written Consent, and in no event later than six (6) hours following the execution of this Agreement (the “Written Consent Delivery Time”), the Company shall provide Parent with a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Company Governing Documents.

(b)           Information Statement.

(i)            As promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing: (A) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent and the Merger, (B) the notice of action by written consent required by Section 228(e) of the DGCL, and (C) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (as amended or supplemented from time to time, the “Information Statement”).

(ii)            The Company shall provide Parent with a draft of the Information Statement (and any amendment or supplement thereto) prior to filing with the SEC. Parent shall provide the Company with all information concerning Parent, Merger Sub and their affiliates as may be reasonably requested by the Company and is customarily included in an information statement. Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Information Statement if and to the extent, in the absence of such a correction, the Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the stockholders of the Company in an amendment or supplement and to cause such amendment or supplement to be filed with the SEC. The Company shall notify Parent promptly in writing upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Information Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement and to resolve such comments with the SEC and cause the Information Statement to be filed with the SEC in definitive form as contemplated by Rule 14c-5 under the Exchange Act, and shall use its reasonable best efforts to cause the Information Statement to be disseminated in its definitive form to the stockholders of the Company as promptly as reasonably practicable after the first to occur of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing the preliminary Information Statement in the event the SEC does not review the Information Statement. If Parent, Merger Sub or any of their respective affiliates is required to file any other document with the SEC in connection with this Agreement or the Transactions, Parent shall provide the Company with a reasonable opportunity to review and to propose comments on any such document, which Parent shall consider in good faith.

Section 6.4     Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and regulations of the NYSE to cause (i) the delisting of the Company Common Stock from the NYSE upon the Closing and (ii) the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.5     Employee Benefit Plans.

(a)            During the period commencing at the Effective Time and ending on the one year anniversary of the Effective Time (the “Continuation Period”), Parent shall cause the Surviving Corporation to provide each employee of the Company or any of its Subsidiaries as of the Effective Time who remains employed by Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time (a “Continuing Employee”) with (i) an annual base salary or base wage rate, that is no less than that provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) target long-term cash incentive opportunities that are no less favorable in the aggregate compared to the target long-term equity incentive opportunities provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, (iii) other employee benefits (excluding equity and equity-based compensation, change-in-control, retention or transaction-related benefits and defined benefit pension and post-retirement welfare benefits) that are no less favorable in the aggregate compared to those (subject to the same exclusions as the foregoing) provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, and (iv) severance benefits that are no less favorable than those set forth on Section 6.5(a) of the Company Disclosure Letter. In addition, during the Continuation Period, Parent shall cause the Surviving Corporation to maintain annual, quarterly and monthly bonus incentive plans, programs or arrangements for the benefit of the Continuing Employees in the ordinary course of business consistent with past practice, which is no less favorable than what was provided to such Continuing Employees by the Company and its Subsidiaries immediately prior to the Effective Time; provided, that if the Effective Time occurs prior to the date in 2026 that annual bonus payments in respect of calendar year 2025 are paid to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, then Parent shall cause the Surviving Corporation to pay to each Continuing Employee who participates in such annual bonus incentive plans, programs or arrangements and remains actively employed through the required date set forth in the applicable plan, an annual cash bonus in respect of calendar year 2025 with performance deemed achieved at no less than 100% of the target level; provided further, that bonus payments shall otherwise remain subject to the terms of the applicable plans.

(b)           Parent shall cause the Surviving Corporation to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under any applicable Parent or Surviving Corporation benefit plan, as if such service had been performed with the Surviving Corporation, except to the extent it would result in a duplication of benefits.

(c)           Nothing in this Agreement shall confer upon any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries or affiliates any right to employment or service or to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, new plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of, and subject to, Section 9.1, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.6     Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless and advance expenses as incurred, in each case, to the fullest extent permitted by applicable Law, the Company Governing Documents and the governing or organizational documents of any Company Subsidiary as in effect on the date hereof, each present and former director, officer or employee of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person was a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the Transactions; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification hereunder. The Surviving Corporation shall reasonably cooperate with the Company Indemnified Parties, and the Company Indemnified Parties shall reasonably cooperate with the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.

(b)           For a period of six (6) years after the Effective Time, Parent or the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent or the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Company Indemnified Parties) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the Transactions); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance which, in Parent’s or the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent (or the Company, in consultation with, but only upon the consent of Parent) may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)           The obligations of Parent and the Surviving Corporation under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other Person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Company Indemnified Party or affected Person.

(d)           The provisions of this Section 6.6 shall survive the Effective Time and, from and after the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation, or any of its successors or assigns, (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all its assets to any other Person or engages in any similar transaction, then, and in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation, as the case may be, will expressly assume the obligations set forth in this Section 6.6.

Section 6.7     Advice of Changes. Each of Parent and the Company shall promptly advise the other of any effect, fact, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or Company Material Adverse Effect, respectively, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach of this Agreement shall not be deemed to constitute a violation of this Section 6.7, provide a basis for terminating this Agreement or constitute the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 6.8     Stockholder Litigation. The Company (i) shall give prompt written notice to the Parent Parties of any stockholder demands, litigation, arbitrations or other similar actions (including derivative claims) commencing against the Company, any of its Subsidiaries or their respective directors or officers relating to the Transactions (collectively, the “Stockholder Litigation”) and (ii) shall promptly advise the Parent Parties of any material developments with respect to and keep the Parent Parties reasonably informed regarding any Stockholder Litigation. The Company shall (i) give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation, (ii) give Parent reasonable opportunity to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and consider in good faith Parent’s comments, and (iii) not agree to settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent will not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

Section 6.9     No Solicitation; Recommendation Change.

(a)            From and after the execution of this Agreement and until the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective employees, officers and directors to (and will use its reasonable best efforts to cause its and their other Representatives to), (i) immediately cease and cause to be terminated any activities, discussions, or negotiations conducted or that may be ongoing before the date of this Agreement with any Person or its Representatives with respect to any Acquisition Proposal, and (ii) promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b)           From and after the execution of this Agreement and until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective employees, officers and directors not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, engage or participate in any negotiations with any Person concerning any Acquisition Proposal, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal (except (A) to notify a Person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.9 or (B) to clarify the terms and conditions of any Acquisition Proposal); unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.9) in connection with or relating to any Acquisition Proposal or that would require the Company to abandon, terminate or fail to consummate the Merger (any such agreement, an “Alternative Acquisition Agreement”), (v) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to an Acquisition Proposal; or (vi) resolve or agree to do any of the foregoing.

(c)            Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the Company’s receipt of the Written Consent, the Company receives a written bona fide Acquisition Proposal that did not result from or arise in connection with a material breach of this Section 6.9, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and engage or participate in negotiations or discussions with the Person or group of Persons making the Acquisition Proposal or its or their Representatives if the Company Board, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, the Company and such Person or group of Persons have executed an Acceptable Confidentiality Agreement, which Acceptable Confidentiality Agreement shall not provide such Person or group of Persons with any exclusive right to negotiate with the Company, and the Company shall substantially concurrently provide to Parent any such information which was not previously provided to Parent.

(d)           From and after the date of this Agreement until the termination of this Agreement pursuant to Article VIII, the Company (i) will promptly (and, in any event, within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal received by the Company, any Company Subsidiary or any of their respective affiliates or any inquiry which would reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the material terms and conditions of and the identity of the Person or “group” making such inquiry or Acquisition Proposal), (ii) will provide Parent with an unredacted copy of any written requests, proposals or offers, draft agreements, including proposed agreements, and the material terms and conditions of any proposals or offers in connection with any such inquiry or Acquisition Proposal, and (iii) will keep Parent apprised of any material developments, discussions and negotiations related thereto on a reasonably current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Prior to the Company’s receipt of the Written Consent, the Company shall promptly (and, in any event, within 24 hours), following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal to the extent the Company Board is permitted to do so pursuant to this Section 6.9, notify Parent of such determination in writing (and, for the avoidance of doubt, following the Company’s receipt of the Written Consent, the Company and the Company Board shall have no right to make such a determination).

(e)            Except as permitted by this Section 6.9, the Company and the Company Board shall not, and shall not publicly propose to (i) (A) withhold, withdraw, modify or qualify in a manner adverse to Parent its determination that this Agreement is in the best interests of the Company and the Company’s stockholders, (B)adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal; or (D) take any action or make any recommendation or public statement in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board of the type contemplated by Rule 14d-9(f) under the Exchange Act in which the Company Board or the Company indicates that determination of the Company Board that this Agreement is in the best interests of the Company and the Company’s stockholders has not changed (any of the foregoing actions, a “Recommendation Change”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

(f)            Notwithstanding anything in this Agreement to the contrary, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Written Consent, if in response to an Acquisition Proposal made after the date of this Agreement and prior to the Company’s receipt of the Written Consent that has not been withdrawn and that did not result from a material breach of this Section 6.9 but subject to the Company’s and the Company Board’s compliance with Section 6.9(g), the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal:

(i)            the Company Board may make a Recommendation Change; and/or

(ii)            the Company may terminate this Agreement pursuant to Section 8.1(e) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(e) unless the Company prior to, or concurrently with, such termination, pays, or causes to be paid, to Parent the Company Termination Fee.

(g)           Recommendation Change or Termination for Superior Proposal. Prior to effecting a Recommendation Change to the extent permitted by Section 6.9(f)(i) with respect to a Superior Proposal or terminating this Agreement pursuant to Section 8.1(e) in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by Section 6.9(f) and Section 8.1(e):

(i)            the Company Board shall deliver to Parent prior written notice of the Company’s Board intention to (no earlier than at least three (3) Business Days’ after such notice) effect a Recommendation Change or intention to terminate this Agreement pursuant to Section 8.1(e), as applicable;

(ii)            the Company Board shall provide Parent a reasonable description of the events or circumstances giving rise to its determination to take such action and a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the Person or “group” making the Superior Proposal) and an unredacted copy of the Alternative Acquisition Agreement and all other documents relating to such Acquisition Proposal;

(iii)           if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall, and shall cause its financial, legal and other advisors to, discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with Parent and its Representatives, any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect a Recommendation Change or terminate this Agreement pursuant to Section 8.1(e), as applicable; and

(iv)          no earlier than the end of such three (3) Business Day period, the Company Board shall determine in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3) Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal and that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a second notice to Parent as provided above, but with respect to such second notice, references herein to a “three (3) Business Day period” shall be deemed references to a “two (2) Business Day period”; provided, that such new notice shall in no event shorten the original three (3) Business Day period).

(h)           Subject to the Company’s and the Company Board’s compliance with Section 6.9(i), until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Written Consent, the Company Board may make a Recommendation Change in response to an Intervening Event if the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to effect a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

(i)            Recommendation Change for an Intervening Event. Prior to effecting a Recommendation Change with respect to an Intervening Event:

(i)            the Company shall notify Parent in writing that it intends to effect a Recommendation Change, describing in reasonable detail the reasons for such Recommendation Change and the material facts and circumstances relating to such Intervening Event;

(ii)            if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall, and shall cause its financial, legal and other advisors to, discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith with Parent and their respective Representatives any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect such Recommendation Change; and

(iii)           no earlier than the end of such three (3) Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by Parent during such three (3) Business Day period and in consultation with its outside legal counsel, that the failure to effect a Recommendation Change would still be inconsistent with the applicable directors’ fiduciary duties under applicable Law.

(j)            Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s stockholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement (it being understood that any “stop, look and listen” communication pursuant to Rule 14d-9(f) shall not be deemed to be a Recommendation Change).

(k)            Except as set forth in Section 8.3(a) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i)            “Acquisition Proposal” shall mean, other than the Merger, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (a) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries or twenty-five percent (25%) or more of the Company Common Stock, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of the Company Common Stock or (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries.

(ii)            “Superior Proposal” means a bona fide written Acquisition Proposal that Parent, after consultation with its outside counsel and its financial advisors, determines in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal (including the amount, form and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, all conditions to consummation and other aspects of the proposal that the Company Board considers relevant) and the Person making the proposal, is (a) more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.9(g)) and (b) reasonably likely to be consummated on the terms set forth therein; provided, however, that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

(iii)           “Intervening Event” means any effect, change, event, circumstance, condition, occurrence or development (other than any event, fact, development or occurrence resulting from a breach of this Agreement by the Company), that (a) does not relate to an Acquisition Proposal, (b) is neither known, nor reasonably foreseeable (with respect to substance or timing), by the Company or the Company Board, as applicable, as of or prior to the execution and delivery of this Agreement, and (c) first occurs, arises or becomes known to the Company or the Company Board after the execution and delivery of this Agreement and on or prior to the date of the Company’s receipt of the Written Consent, provided that (1) any event, fact, development or occurrence that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto, (2) any event, fact, development or occurrence that results from the announcement, pendency and consummation of this Agreement or the Merger or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (3) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections, or (4) any changes or lack thereof after the date hereof in the market price or trading volume of the Shares, individually or in the aggregate, will not be deemed to constitute an Intervening Event (it being understood that, with respect to sub-clauses (3) and (4), the underlying facts or occurrences giving rise to such meeting or exceeding of expectations or projections or such changes or lack thereof in market price or trading volume may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise excluded from this definition.

Section 6.10   Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a press release mutually agreed to by the Company and Parent. Thereafter, each of the parties agrees that no press release or other public announcement or statement concerning this Agreement or the Transactions shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable Law or the rules or regulations of any applicable Governmental Entity or the NYSE to which the relevant party is subject, in which case the party required to make the press release or other public announcement or statement shall use its commercially reasonable efforts to consult with the other party about, and allow the other party reasonable time to comment on, such release, announcement or statement in advance of such issuance, (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.9(k)(i) or (iii) by Company in connection with or following a Recommendation Change or its entry into an Alternative Acquisition Agreement with respect to a Superior Proposal. Notwithstanding the foregoing, the Parent Parties and their affiliates may, without such consultation or consent, make disclosures and communications (a) to existing or prospective general and limited partners, equity holders, members, managers and investors of such Person or any affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and (b) on such Person’s website in the ordinary course of business so long as such statements are consistent in all respects with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually) in accordance with this Section 6.9(k)(i).

Section 6.11   Takeover Statutes. Neither the Company nor the Company Board shall take any action within its control that would cause the restrictions of any Takeover Statute to become applicable to this Agreement, the Support Agreements, the Merger or any of the other Transactions, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other Transactions from the restrictions of any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become or is deemed to or purports to be applicable to the any Transaction, each of the Company, Parent, Merger Sub, and their respective boards of directors shall use their respective best efforts to (i) grant such approvals and take such actions within its control as are necessary so that the Transactions and the Support Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and (ii) otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Transactions and the Support Agreements, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 6.12   Exemption from Liability Under Rule 16b-3. Prior to the Effective Time, Parent and the Company shall each take such steps as may be necessary or appropriate to cause any disposition of the Shares or conversion of any derivative securities in respect of such Shares in connection with the consummation of Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13   Approval of Sole Stockholder of Merger Sub. Promptly following execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and the Constituent Documents of Merger Sub, in Parent’s capacity as sole stockholder of Merger Sub, a written consent adopting this Agreement and approving the Transactions in accordance with the DGCL.

Section 6.14   Transfer Taxes. The parties shall, and shall cause their respective affiliates to, cooperate in the execution and filing of any Tax Returns with respect to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees that may be incurred in connection with the Closing and other documentation if required to be executed and filed prior to the Closing.

Section 6.15   Existing Company Facilities. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Article VIII, the Company shall use its commercially reasonable efforts to provide, and to cause its Subsidiaries to provide, reasonable cooperation in connection with (a) Parent’s efforts to obtain any consents, amendments, or waivers that Parent may reasonably seek from agents, lenders, noteholders, or otherwise under any Existing Company Facilities, (b) Parent’s efforts to refinance any such Existing Company Facilities, or (c) any payoff or satisfaction of, or the release of any Liens associated with, any such Existing Company Facilities (and the transfer, sale, or other disposition of any assets that were previously secured or financed thereunder) in connection with the Closing; provided, that in no event shall the Company or its Subsidiaries be obligated to commence any action or other proceeding, agree to pay any amounts, or agree to any consents, amendments, commitments or waivers that are not conditioned upon (and that are only effective upon and following) the Closing

Section 6.16   Equity Commitment Letter and Limited Guarantee.

(a)            Each of Parent and Merger Sub will not, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), effect or permit any amendment or modification to be made to, or any waiver of any provision of or remedy pursuant to the Equity Commitment Letter or the Limited Guarantee.

(b)           On the terms and subject to the conditions set forth herein, prior to the Effective Time, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter, (ii) satisfy all conditions to funding that are applicable to each of Parent and Merger Sub in the Equity Commitment Letter that are within its control, (iii) consummate the Equity Financing at or prior to the Closing, (iv) comply with its obligations pursuant to the Equity Commitment Letter and (v) enforce its rights pursuant to the Equity Commitment Letter. Each of Parent and Merger Sub shall give the Company prompt notice of, and keep the Company reasonably informed on a current basis and in reasonable detail of, (A) any actual or potential breach, default, termination or repudiation by any party to the Equity Commitment Letter of which Parent or Merger Sub becomes aware, including the receipt of any written notice or other communication with respect thereto, and (B) the occurrence of an event or development that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or a portion of the Equity Financing at or prior to the Closing. Nothing in this Agreement shall require, and in no event shall the reasonable best efforts of Parent and Merger Sub be deemed or construed to require, either Parent or Merger Sub to seek the Equity Financing from any source other than the Equity Investor, or in excess of the aggregate amount contemplated by, the Equity Commitment Letter.

(c)            The Equity Commitment Letter provides that the Company is an express third-party beneficiary thereof to the extent provided therein, and the Company is entitled to enforce the Equity Commitment Letter in accordance with its terms against the Equity Investor and none of Parent or Merger Sub will oppose the granting of such specific performance on the basis that there is adequate remedy at law or otherwise in connection with the exercise of such third-party beneficiary rights.

Section 6.17   Third-Party Notices and Consent. The Company and its Subsidiaries shall use reasonable best efforts to obtain any consents or waiver (or make or deliver any notices) required under any Contract with any third party (including any vendor, landlord and others with material business relationships with the Company) in connection with the Transactions; provided, that in connection therewith, in no event shall the Company or its Subsidiaries be required to commence any action or other proceeding or make or agree to make (and, without the prior consent of Parent, in no event shall Company or its Subsidiaries make or agree to make) any payments to any third party, concede or agree to concede anything of monetary or economic value, amend or otherwise modify any Contract to which it is a party or bound; provided, further, that with respect to the Existing Company Facilities, Parent shall control any consent process with respect thereto in accordance with Section 6.15.

Article VII
CONDITIONS PRECEDENT

Section 7.1     Conditions to Each Party’s Obligations. The respective obligations of the parties to effect the Closing shall be subject to the satisfaction (or written waiver by such party, if permissible by Law), at or prior to the Effective Time, of each of the following conditions:

(a)            Stockholder Approval. The Written Consent shall have been obtained.

(b)           Regulatory Approvals. The Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(c)            No Injunctions or Restraints. No provision of any applicable Law or any Order shall be in effect that prohibits or restricts the consummation of the Merger (each, a “Legal Prohibition”).

(d)           Information Statement. At least twenty (20) calendar days shall have elapsed since the Company mailed to its stockholders the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

Section 7.2     Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to effect the Closing shall be subject to the satisfaction, or waiver by the Parent Parties, at or prior to the Closing, of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) (Capitalization), Section 3.10(a) (Absence of Certain Changes or Events), Section 3.1(a) (Corporate Organization), Section 3.3(a) (Authority; No Violation), Section 3.9 (Broker’s Fees), Section 3.23 (State Takeover Laws) and Section 3.24 (Fairness Opinion) shall be true and correct in all respects (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in Article III (read without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) unless the failure or failures of such representations and warranties to be so true and correct would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)           Performance of Covenants. The Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c)            Officer Certificate. Parent will have received a certificate, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the matters set forth in Section 7.2(a) and Section 7.2(a).

(d)           No Burdensome Condition. No Requisite Regulatory Approval shall have resulted in the imposition of any Burdensome Condition.

Section 7.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Parent Parties set forth in Section 3.1(a) (Corporate Organization), Section 3.3(a) (Authority; No Violation) and Section 3.9 (Broker’s Fees) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Parent Parties set forth in Article IV (read without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth in such representations or warranties) would have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Performance of Covenants. Parent and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c)            Officer Certificate. The Company will have received a certificate, signed by the an authorized officer of Parent, certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

Article VIII
TERMINATION

Section 8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)            by the mutual written consent of Parent and the Company;

(b)           by either Parent or the Company if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Legal Prohibition enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger, unless the principal cause of such Legal Prohibition shall be the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)            by either Parent or the Company if the Merger shall not have been consummated on or before 11:59 p.m., New York City time, on April 17, 2026 (such time or such later time agreed in writing by Parent and the Company, the “Termination Date”); unless the principal cause of the failure of the Closing to occur by such date shall be the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided that the Termination Date shall, automatically and without any required action from either party, be extended for one additional two (2)-month period if any Requisite Regulatory Approvals have not then been obtained;

(d)           by the Company, if there shall have been a breach by a Parent Party of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement, which breach or failure to be true, either individually or in the aggregate with all other breaches by the Parent Parties (or failures of such representations or warranties to be true) (i) would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.3(a) and Section 7.3(b), and (ii) which is not capable of being cured within thirty (30) days after written notice thereof is given by the Company to the Parent Parties; provided, that the Company is not then in material breach of this Agreement;

(e)            by the Company prior to the time the Written Consent is delivered if (i) the Company has complied with its obligations under Section 6.9, and (ii) the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.2 prior to or concurrently with such termination, and (iii) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal;

(f)            by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing), (ii) the Company has irrevocably confirmed in writing to Parent and Merger Sub that it is prepared to and stands ready, willing and able to consummate the Closing and that all of the closing conditions set forth in Section 7.3 have been satisfied or irrevocably waived, and (iii) Parent and Merger Sub fail to effect the Closing on or prior to the date that is three (3) Business Days following the date on which the Closing is otherwise required to occur pursuant to Section 1.2.

(g)           by Parent if the Written Consent shall not have been delivered to the Company within the Written Consent Delivery Time;

(h)           by Parent if the Company has willfully breached its obligations under Section 6.9 in any material respect, made a Recommendation Change or entered into an Alternative Acquisition Agreement; and

(i)            by Parent if there shall have been a breach by the Company of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement, which breach or failure to be true, either individually or in the aggregate with all other breaches by the Company (or failures of such representations or warranties to be true) (i) would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) and Section 7.2(a), and (ii) which is not capable of being cured within thirty (30) days after written notice thereof is given by Parent to the Company; provided, that the Parent Parties are not then in material breach of this Agreement.

Section 8.2     Notice of Termination; Effect of Termination.

(a)            A party desiring to terminate this Agreement pursuant to Article VIII (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b)            In the event of termination of this Agreement by either Parent or the Company in accordance with Article VIII, this Agreement shall forthwith become void and have no effect, and none of the Parent Parties, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever, except that (i) Section 6.2(b), Section 6.10, this Section 8.2, Section 8.3 and Article IX (other than Section 9.12) shall survive any termination of this Agreement in accordance with their respective terms and (ii) notwithstanding anything to the contrary contained in this Agreement but subject in all cases to the limitations set forth in Section 8.3, neither the Parent Parties nor the Company shall be relieved or released from any liabilities or damages arising out of its Fraud or its Willful and Material Breach of any provision of this Agreement. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

Section 8.3     Termination Fees and Damages Limitation.

(a)            If (A) this Agreement is terminated pursuant to Section 8.1(c), Section 8.1(g) or Section 8.1(i), (B) after the date hereof and prior to the date of such termination, an Acquisition Proposal is made to the Company Board or the Company’s management or becomes publicly disclosed (whether by the Company or a third party) and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, the Company shall pay or cause to be paid to Parent or its designee an amount equal to $38,000,000 (the “Company Termination Fee”) on or prior to the earlier of (1) the date such Acquisition Proposal is consummated and (2) the date of entry of such definitive agreement.

(b)           If Parent validly terminates this Agreement pursuant to Section 8.1(h), within two (2) Business Days after such termination, the Company shall pay or cause to be paid to Parent or its designee the Company Termination Fee.

(c)            If the Company validly terminates this Agreement pursuant to Section 8.1(e), concurrently with or prior to (and in either case as a condition to) such termination, the Company shall pay or cause to be paid to Parent or its designee the Company Termination Fee.

(d)           If this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(f), Parent shall pay or cause to be paid to the Company or its designee an amount equal to $72,900,000 (the “Parent Termination Fee”) within two (2) Business Days after such termination.

(e)            If this Agreement is validly terminated pursuant to Section 8.1, the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(f) (including the Company’s right to enforce the Guarantee, subject to the terms and conditions thereof, with respect thereto and receive the Parent Termination Fee from Guarantor) will be the sole and exclusive remedy of the Company and any of its affiliates or its or their respective current, former or future direct or indirect general or limited partners, officers, directors, equity holders, employees, managers, controlling Persons, agents and representatives and any successors, beneficiaries, heirs or assigns of any of the foregoing (collectively, the “Company Parties”) against Parent, Merger Sub or any of their affiliates or their respective current, former or future direct or indirect general or limited partners, officers, directors, equity holders, employees, managers, controlling Persons, agents and representatives and any successors, beneficiaries, heirs or assigns of any of the foregoing out of or related to this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreement or any other agreements entered into in connection with the Transaction, any breach of the foregoing (whether Willful and Material Breach, Fraud or otherwise) or the transactions contemplated hereby or thereby (including the abandonment or termination thereof), in each case, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent Parties, by the enforcement of any assessment or by any action, by virtue of any Law, pursuant to any theory of law or equity, in contract, in tort or otherwise. In furtherance of the foregoing, if this Agreement is validly terminated pursuant to Section 8.1, in no event shall any of the Company Parties seek any remedies other than receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(d) and in no event shall the Company be entitled to both specific performance to cause the Closing to occur and payment of the Parent Termination Fee.

(f)            The parties acknowledge and agree that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the party to which such fee is paid to in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, in no event shall Company be required to pay the Company Termination Fee more than once. The payment of the Company Termination Fee as set forth above shall be consideration for the disposition by the Parent Parties of their rights under this Agreement.

(g)           Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not have entered into this Agreement; accordingly, if the Company or Parent fails to promptly pay the Company Termination Fee or Parent Termination Fee, as applicable, that may become due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or the Company commences a suit which results in a judgment for the Company or Parent, as applicable to pay the Company Termination Fee, the Parent Termination Fee or any portion thereof, as applicable, the Company or Parent, as applicable, shall pay the costs and expenses of such other party (including reasonable and documented attorneys’ fees and expenses) in connection with such suit. In addition, the Company or Parent, as applicable, shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The Company Termination Fee and Parent Termination Fee shall be the sole remedy of the Parent Parties and the Company in the event of a termination of this Agreement in accordance with this Article VIII pursuant to which the Company Termination Fee is payable by the Company or the Parent Termination Fee is payable by Parent, as applicable; provided, however, that this Section 8.3(g) will not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.12 (subject to the limitations set forth therein) or with respect to any provision of this Agreement that expressly survives termination of this Agreement.

Article IX
GENERAL PROVISIONS

Section 9.1     Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before the Effective Time; provided, however, that, after the Company’s receipt of the Written Consent, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that requires such further approval of the Company’s stockholders under applicable Law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2     Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any certificate delivered by such other party pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.3     Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time; provided that any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.

Section 9.4     Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense.

Section 9.5     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)            if to the Company, to:

Guild Holdings Company

5887 Copley Dr

San Diego, CA 92111

Attention:  Legal Department

Email: [redacted]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:     C. Andrew Gerlach
Email:             [redacted]

and

(b)           if to the Parent Parties, to:

Bayview MSR Opportunity Master Fund, L.P.
c/o Bayview Asset Management, LLC
4425 Ponce de Leon Blvd.
Coral Gables, FL 33146
Attention:    Brian Bomstein
                        Marissa Schwartz
Email:            [redacted]
                         [redacted]

With a copy (which shall not constitute notice) to:

Simpson Thacher and Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:    Lee Meyerson
                        Ravi Purushotham
Email:            [redacted]
                         [redacted]

Section 9.6     Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Annexes, Exhibits or Schedules, such reference shall be to an Article or Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed in Section 9.6 of the Company Disclosure Letter, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed in Section 9.6 of the Parent Disclosure Letter. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to days (excluding Business Days) or months shall be deemed to be references to calendar days or months. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day. As used in this Agreement, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed or furnished by a party with the SEC and publicly available on Electronic Data Gathering, Analysis and Retrieval (EDGAR) at least one (1) day prior to the date hereof; (ii) all references to dates and times are to New York City time; (iii) the “Transactions” and “transactions contemplated by this Agreement” shall include the Merger; (iv) all references to “immediately available funds”, “same-day funds”, “dollars” or “$” are to the lawful money of the United States; (v) the terms “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country; (vi) word “will” shall be construed to have the same meaning and effect as the word “shall”; (vii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties; (ix) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (x) the word “party” shall mean a party to this Agreement; and (xi) the words “ordinary course of business” shall mean the ordinary course of business consistent with the past practice of the Company and its Subsidiaries. Unless the context requires otherwise, any definition of or reference or citation to any Law, agreement, instrument or other document herein shall be construed as referring or citing to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor Laws, and to the rules and regulations promulgated thereunder. The Company Disclosure Letter and the Parent Disclosure Letter, as well as all schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 9.7     Counterparts. This Agreement may be executed in counterparts (including by “.pdf”, “DocuSign” or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.8     Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Support Agreements, the Equity Commitment Letter, the Limited Guarantee and the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 9.9     Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles.

(b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the Transactions, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is delivered personally at such party’s address set forth in Section 9.5.

Section 9.10   Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10.

Section 9.11   Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void; provided, that the Parent Parties may assign their respective rights, interests or obligations hereunder, in whole or in part, to any of their affiliates; provided, further, that no such assignment shall relieve Parent or Merger Sub of any obligation hereunder. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for (a) if the Effective Time occurs, the rights of the holders of Shares to receive the Merger Consideration and (b) the provisions of (x) solely after the Effective Time, Section 6.6 and (y) Section 9.14 for the Persons named as express beneficiaries therein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.12   Specific Performance. In addition to and without limiting Section 6.16(c), the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions exclusively in the Chosen Courts to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief. The parties acknowledge and agree that the right of specific performance contemplated by this Section 9.12 is an integral part of the Transactions, and without that right, neither the Company nor Merger Sub would have entered into this Agreement.

Section 9.13   Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 9.14   Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the Company may assert in accordance with the Confidentiality Agreement, the Support Agreements, the Equity Commitment Letter or the Limited Guarantee (and solely against the Person(s) who are expressly party to the Confidentiality Agreement, the Support Agreements or the Equity Commitment Letter or the Limited Guarantee, as applicable). Except as set forth in this Agreement, the Confidentiality Agreement, the Support Agreements, the Equity Commitment Letter and the Limited Guarantee (and then solely to the extent set forth herein or therein), no former, current or future officers, employees, directors, affiliates, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the Transactions or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with any Transactions shall be sought or had against any Non-Recourse Party, except for claims that any party may assert (A) against another party solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (B) pursuant to the Confidentiality Agreement, the Support Agreements, the Equity Commitment Letter or the Limited Guarantee against the Person(s) who are expressly party to the Confidentiality Agreement, the Support Agreements, the Equity Commitment Letter or the Limited Guarantee, as applicable.

Section 9.15   Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance by the Company with its obligations under this Agreement nor contain a standstill provision.

“Advance Facilities” means any funding arrangement with lenders collateralized, in whole or in part, by advances made by the Company or any of its Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable or to enforce remedies, manage and liquidate mortgaged properties or that the Company otherwise advances in its capacity as servicer.

“affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that, for purposes of this Agreement, MCMI and any investment funds, investment vehicles or portfolio companies affiliated with, or managed or advised by, MCMI shall not be or be deemed affiliates of the Company or its Subsidiaries.

“AI Inputs” means any and all data, content, or materials of any nature (including text, numbers, images, photos, graphics, video, audio, databases or computer code) used by or for any member of the Company or its Subsidiaries to train, validate, test, or improve any AI Technology.

“AI Technologies” means artificial intelligence, machine learning, neural network or similar systems, including generative artificial intelligence, large language models, or deep learning or related technologies.

“Annual Report” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

“Applicable Requirements” means, as of the time of reference, (i) all applicable Law relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application, as applicable and the closing or funding of the relevant Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan, (ii) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan, (iii) all requirements set forth in the Company Servicing Agreements, (iv) any orders applicable to any Mortgage Loan and (v) all legal obligations to, or Contracts with, any Insurer, Investor, or Governmental Entity, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Governmental Entity and accepted servicing practices, applicable to any Mortgage Loan originated or serviced by the Company or its Subsidiaries, as applicable.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day, other than a Saturday, a Sunday, or a legal holiday on which banks in the City of New York are required or authorized by Law or executive order to be closed for the conduct of their banking business.

“Class A Company Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.

“Class B Company Common Stock” means the Company’s Class B Common Stock, par value $0.01 per share.

“Code” means the Internal Revenue Code of 1986.

“Company Common Stock” means, collectively, the Class A Company Common Stock and the Class B Company Common Stock.

“Company Data Tape” means the data tape, dated as of April 30, 2025, provided by the Company to Parent prior to the date hereof in computer tape form with respect to each Mortgage Loan held or serviced by the Company and its Subsidiaries as of such date.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that has a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), “Company Material Adverse Effect” shall not include any impact of (A) changes or prospective changes in GAAP or applicable regulatory accounting requirements or the interpretations thereof, (B) any adoption, proposal or implementation of, or change or prospective change in, Laws or government policy, or interpretations or enforcement thereof by courts or other Governmental Entities, (C) changes in global, national or regional political, legal or regulatory conditions or in business, economic, financial or other market (including equity, credit, commodity and debt markets generally, as well as changes in interest or exchange rates, monetary policy or inflation) conditions affecting the industries in which the Company and its Subsidiaries operate generally, (D) acts of war (whether or not declared), military activity, acts of armed hostility, civil disobedience, sabotage, terrorism, cyber-intrusion or other international or national calamity or any worsening or escalation of such conditions, including any shutdown of the U.S. federal government or its agencies or any such acts or conditions related to the conflict between the Russian Federation and Ukraine, (E) weather-related or other force majeure events, including hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or any epidemic, pandemic, disease, outbreak, health emergency or crisis or other public health conditions and or any worsening or escalation of any of the foregoing, (F) the negotiation, execution or announcement of this Agreement, including any stockholder demands or stockholder litigation relating to this Agreement or the Transactions and the impact thereof on the relationships of the Company and its Subsidiaries with its customers, suppliers, vendors, employees or other Persons (it being understood that this clause (F) shall not apply to a breach of any representation or warranty related to the announcement, pendency or consummation of the Transactions), (G) the identity of Parent or any of its affiliates as the acquiror of the Company, (H) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action) required by this Agreement or otherwise at the written request or with the written consent of Parent, or (I) a decline, in and of itself, in the trading price of the Company’s stock, the failure, in and of itself, to meet revenue or earnings projections or any internal financial projections or any change or prospective change, in and of itself, in the credit rating of the Company (it being understood that the underlying causes of such decline, failure or change shall be taken into account in determining whether a Company Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C), (D) or (E), to the extent that the effects of such change have a materially disproportionate and adverse impact on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies in the industries and geographies in which the Company and its Subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred)).

“Company PSUs” means all performance share units payable in Class A Company Common Stock or cash or whose value is determined with reference to the value of Class A Company Common Stock with performance-based vesting or delivery requirements, granted pursuant to the Stock Plan.

“Company RSUs” means all restricted stock units payable in Class A Company Common Stock or whose value is determined with reference to the value of Class A Company Common Stock with solely time-based vesting or delivery requirements, granted pursuant to the Stock Plan.

“Company SEC Document” means the forms, statements, reports and documents filed or furnished by the Company since January 1, 2023, including any amendments thereto.

“Company Servicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to a Governmental Entity or a third party to service and administer Mortgage Loans. For the avoidance of doubt, a Company Servicing Agreement with respect to any Mortgage Agency includes any servicing agreement, mortgage selling and servicing contract, guaranty agreement or similar agreement with a Mortgage Agency, including any and all waivers, amendments, addendums, or consents relating thereto, and any ancillary or related documents.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement entered into by and among Bayview Asset Management, LLC, the Company and MCMI on May 26, 2025.

“Constituent Documents” means the charter documents, bylaws or similar organizational documents of a corporation and comparable organizational documents of other entities.

“Contract” means any contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise, agreement, indenture, lease, sublease, license, sublicense, permit or any other binding instrument, obligation or commitment of any kind with respect to which there are continuing rights, liabilities or obligations.

“Credit Policies” means any Investor policies and procedures to which the Company is subject as such relate to the extension of credit with respect to the Mortgage Loans in effect at the time each Mortgage Loan was originated.

“Environmental Law” means any U.S. or non-U.S. federal, state or local law, statute, rule, regulation, ordinance, order, decree, Permit, common law or other Governmental Entity requirement relating to: (a) the protection or restoration of the environment or natural resources, (b) public or worker health and safety, (c) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous, toxic, dangerous or deleterious substance, material or waste or (d) noise, odor, mold, asbestos, pollution or contamination.

“Exchange Act” means the Securities Exchange Act of 1934.

“Executive Officer” means any “executive officer” as defined in Rule 3b-7 under the Exchange Act.

“Existing Company Facilities” means, collectively, the Advance Facilities, the MSR Facilities, and the Warehouse Facilities, each as in effect as of the date of this Agreement.

“FINRA” means the Financial Industry Regulatory Authority.

“Fraud” means intentional fraud, committed with actual knowledge (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory), with respect to the representations and warranties expressly set forth in this Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, non-objections, expirations and terminations of any waiting period requirements, and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Entity.

“Governmental Entity” means any multinational, federal, provincial, territorial, state, regional, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental or quasi-governmental entity or any SRO. The term Governmental Entity as used herein shall also include any Mortgage Agency whether or not any such Mortgage Agency would other be considered a Governmental Entity pursuant to the foregoing definition.

“Insurer” means, as applicable, any issuer of a primary mortgage insurance policy and any insurer or guarantor under any hazard insurance policy, any federal flood insurance policy, any title insurance policy, or other insurance policy, and any successor thereto, with respect to the Mortgage Loan or the real property securing the related Mortgage.

“Intellectual Property” means intellectual property rights in any jurisdiction, whether registered or unregistered, including in and to: (i) all trademarks, trade names, service marks, brand names, internet domain names, social and mobile media identifiers, logos, symbols, certification marks, trade dress and other indications of source or origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register the foregoing, including any extension, modification or renewal of any such registration or application; (ii) patents, applications for patents (including divisionals, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and other confidential or proprietary information (including inventions, discoveries and ideas, whether patentable or not, nonpublic information, know-how, processes, technologies, protocols, formulae, and prototypes) (collectively, “Trade Secrets”); (iv) works of authorship, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) proprietary rights in computer programs, algorithms, software and databases; and (vi) any similar intellectual property or proprietary rights.

“Investor” means, with respect to any Mortgage Loan, a Mortgage Agency or any public or private investor or other Person for whom the Company or its Subsidiaries services or subservices Mortgage Loans.

“Investor Agreement” means any Contract between the Company or any of its affiliates and any Investor for the purchase or acquisition of any Mortgage Loans, any interest therein or any Mortgage Servicing Rights with respect thereto, or to the extent any Mortgage Loans are pooled into mortgage-backed securities, partial interests in such mortgage-backed securities backed by such Mortgage Loans.

“Joint Venture” means any of the following (i) PenTrust Mortgage Group, LLC, (ii) View Mortgage, LLC, (iii) Artisan Home Loans LLC, and (iv) Better Built Mortgage Group LLC.

“Law” means any rule, regulation, Order, agency requirement, license or permit promulgated, declared or issued by any Governmental Entity of any competent Governmental Entity, whether or not inside or outside the United States or any other country or any applicable supranational, federal, national, state, provincial or local law, statute, ordinance, consumer protection laws and other law (including common law).

“Liens” means any liens, claims, license, title defects, mortgages, pledges, charges, encumbrances and security or adverse interests whatsoever.

“Morgan Stanley” means Morgan Stanley & Co. LLC.

“Mortgage” means the mortgages, deeds of trust, security deeds and other instruments creating a Lien on real property with respect to the Mortgage Loans.

“Mortgage Agency” means each of the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation, the United States Department of Housing and Urban Development, Federal Housing Administration, the United States Department of Veterans Affairs and the Rural Housing Service of the United States Department of Agriculture.

“Mortgage Loan” means any mortgage loan (including forward and reverse mortgage loans), whether in the form of a mortgage, deed of trust, or other equivalent security instrument that was originated, purchased, serviced or subserviced by the Company or any of its Subsidiaries, in each case including mortgage loan applications being processed with the Company or any of its Subsidiaries and prior to any funding or closing.

“Mortgage Servicing Rights” means (i) all rights to administer and service a Mortgage Loan, (ii) all rights to receive fees and income, including any servicing fees, with respect to a Mortgage Loan, (iii) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable Law, orders or contract, (iv) all accounts and other rights to payment related to any of the property described in this definition, (v) possession and use of any and all credit and servicing files pertaining to a Mortgage Loan, (vi) to the extent applicable, all rights and benefits relating to the direct solicitation of the obligor under a Mortgage Loan for refinance or modification of such Mortgage Loan and for other ancillary products and (vii) all rights, powers and privileges incident to any of the foregoing, in each case, pursuant to a Company Servicing Agreement.

“MSR Facility” means any financing arrangement in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser to finance the Mortgage Servicing Rights of the Company or any of its Subsidiaries.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Open Source Software” means any software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or used pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) under a license that requires (A) disclosure or distribution of source code, (B) licensing for the purpose of making derivative works, or (C) redistribution of software at no or nominal charge.

“Order” means any order, judgment, award, decision, decree, injunction, ruling writ or assessment of any Governmental Entity (whether temporary, preliminary or permanent).

“Parent Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that would or would reasonably be expected to, either individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or any of its Subsidiaries to consummate the Transactions.

“Permit” means any license, registration, franchise, certificate, variance, permit, certificate, approval, Order, charter or authorization of any Governmental Entity.

“Permitted Liens” means (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable and Liens for any other Tax that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) non-monetary Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; (v) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vi) zoning, building codes and other land use laws affecting the use or occupancy of real property or the activities conducted thereon which are not violated in any material respect; (vii) Liens arising under securities laws and (viii) Liens arising under securities laws and (viii) non-exclusive licenses with respect to Company IP granted in the ordinary course of business.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature and shall be construed to include such Person’s successors and permitted assigns.

“Personal Information” means, with respect to any Person, any data or information (irrespective of the form or medium in which it exists (including paper, electronic and other forms)) that alone or in combination with other data or information identifies such Person, or any other data or information that constitutes “personal data,” “protected health information,” “personally identifiable information,” “personal information” or similar term under any applicable Law.

“Privacy and Data Security Requirements” means all applicable Law imposed by any Governmental Entities or Mortgage Agencies, and any applicable binding industry standards and frameworks concerning the privacy, or availability, or integrity, or security or confidentiality of Personal Information, including without limitation laws concerning the handling of nonpublic personal information (as that term is defined under 12 C.F.R. § 1016.3(p), data breach notification laws, the prohibitions on unfair, deceptive, or abusive acts or practices under the Federal Trade Commission Act (15 U.S.C. § 45) and the Consumer Financial Protection Act (12 U.S.C. § 5536)), laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws (including the Safeguards Rule (16 C.F.R. Part 314)), and laws concerning email, text message, or telephone communications, including the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act.

“Proceedings” means any legal, judicial, administrative or arbitral actions, cause of action, claims (including any cross-claim or counterclaim), suits, charge, demand, litigation, order, mediation, complaint, hearing, dispute resolution, process, inquiry, criminal prosecution, investigation, audit, examination or proceeding (public or private) by or before a Governmental Entity (including any tribunal, civil, commercial, criminal, administrative, investigative, informal or appellate).

“Registered” means registered with, issued by, renewed by or the subject of a pending application before any Governmental Entity or domain registry.

“Representatives” means, with respect to any Person, its officers, directors, employees, agents, financial advisors, consultants, legal counsel or other representatives and advisors.

“Repurchase Obligations” means all liabilities, including repurchase, indemnification, make-whole or similar obligations, relating to any Mortgage Loans originated, funded, sold, transferred, assigned, conveyed, serviced or acquired by the Company at any time on or prior to the date of this Agreement, including pursuant to any Contract with, or breach of Contract or other act or omission of, any broker, correspondent or other Person, which, for avoidance of doubt, shall not in any case include any obligation of the Company to purchase or repurchase a Mortgage Loan pursuant to a Warehouse Facility or to purchase or repurchase a Mortgage Servicing Right pursuant to an MSR Facility.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Servicing Policies” means any Investor or Insurer policies and procedures to which the Company is subject as such relate to the servicing of Mortgage Loans in effect during the time the Mortgage Loans were serviced by the Company or its Subsidiaries (either directly or through a subservicing arrangement).

“SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (y) any other United States or foreign self-regulatory organization or securities exchange, futures exchange, commodities exchange or contract market.

“Stock Plan” means the Guild Holdings Company 2020 Omnibus Incentive Plan, as amended from time to time.

“Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Guild Insurance Services, LLC, Waterton Investment Group, LLC, and Bellco Home Loans, LLC shall be considered Subsidiaries of the Company for all purposes of this Agreement.

“Tax” or “Taxes” means any tax, charge, fee, levy, tariff or other like governmental assessment or charge, including all income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, registration, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other tax of any kind in the nature of (or similar to) taxes whatsoever, together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Transactions” means the transactions contemplated by this Agreement, including the Merger and Equity Financing

“Warehouse Facilities” means any financing arrangement in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser to finance or refinance the purchase, origination or funding by the Company or any of its Subsidiaries of loans, mortgage related securities, mortgaged properties acquired through foreclosure or other mortgage-related assets.

“Willful and Material Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

“Written Consent” means the action by written consent of MCMI, that represents the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement and is sufficient to adopt this Agreement in accordance with the DGCL and the Company Governing Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GUILD HOLDINGS COMPANY

By:	/s/ Terry Schmidt
	Name:	Terry L. Schmidt
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GULF MSR HOLDCO, LLC

By:	/s/ Michael Lau
	Name:	Michael Lau
	Title:	Authorized Signatory

GULF MSR MERGER SUB CORPORATION

By:	/s/ Michael Lau
	Name:	Michael Lau
	Title:	Authorized Signatory

[Signature Page to Merger Agreement]